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                                                                     Exhibit 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                ONEMAIN.COM, INC.

                              OM COMBINATION, INC.

                                       AND

                                 EARTHLINK, INC.

                                  JUNE 7, 2000

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                                TABLE OF CONTENTS

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
ARTICLE I  THE MERGER....................................................................................1
     SECTION 1.1.  THE MERGER. ..........................................................................1
     SECTION 1.2.  EFFECTIVE TIME........................................................................2
     SECTION 1.3.  EFFECTS OF THE MERGER.................................................................2
     SECTION 1.4.  CERTIFICATE OF INCORPORATION AND BYLAWS...............................................2
     SECTION 1.5.  DIRECTORS AND OFFICERS................................................................3

ARTICLE II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
     CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES .................................................3
     SECTION 2.1.  EFFECT ON CAPITAL STOCK ..............................................................3
          (a) CANCELLATION OF TREASURY STOCK.............................................................3
          (b) CONVERSION OF COMPANY SHARES...............................................................3
          (c) NO FRACTIONAL EARTHLINK SHARES.............................................................4
     SECTION 2.2. EXCHANGE OF CERTIFICATES...............................................................4
          (a) EXCHANGE AGENT.............................................................................4
          (b) PAYMENT OF MERGER CONSIDERATION............................................................4
          (c) EXCHANGE PROCEDURE.........................................................................5
          (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMPANY SHARES...................................5
          (e) NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES..............................................6
          (f) NO LIABILITY...............................................................................6
          (g) LOST, STOLEN OR DESTROYED CERTIFICATES.....................................................6
     SECTION 2.3. CONVERSION OF STOCK OPTIONS AND CERTAIN WARRANTS.......................................6
     SECTION 2.4. CONVERTIBLE DEBENTURES.................................................................8
     SECTION 2.5. STOCK TRANSFER BOOKS...................................................................8
     SECTION 2.6. CERTAIN ADJUSTMENTS....................................................................9
ARTICLE III  REPRESENTATIONS AND WARRANTIES..............................................................9
     SECTION 3.1.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES ...................9
          (a) ORGANIZATION; STANDING AND POWER...........................................................9
          (b) SUBSIDIARIES; OTHER INVESTMENTS............................................................9
          (c) CAPITAL STRUCTURE.........................................................................10
          (d) AUTHORITY; NON-CONTRAVENTION..............................................................11
          (e) SEC DOCUMENTS.............................................................................13
          (f) MATERIAL CONTRACTS........................................................................13
          (g) INFORMATION SUPPLIED......................................................................15
          (h) ABSENCE OF CERTAIN CHANGES OR EVENTS......................................................15
          (i) STATE TAKEOVER STATUTES; ANTI-TAKEOVER PROVISIONS.........................................16
          (j) BROKERS...................................................................................16
          (k) LITIGATION................................................................................16
          (l) ACCOUNTING MATTERS........................................................................16
          (m) TAXES.....................................................................................17
          (n) COMPLIANCE WITH LAWS......................................................................17
          (o) INTELLECTUAL PROPERTY.....................................................................18
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
          (p) NO DEFAULT................................................................................18
          (q) Y2K READINESS.............................................................................19
          (r) OPINION OF COMPANY FINANCIAL ADVISORS.....................................................19
          (s) TRANSACTIONS WITH AFFILIATES..............................................................19
          (t) LICENSES..................................................................................19
          (u) SUBSCRIBER ACCOUNTS.......................................................................20
          (v) EMPLOYEE BENEFIT MATTERS..................................................................20
          (w) EMPLOYMENT MATTERS........................................................................23
          (x) NO EXCESS PARACHUTE PAYMENTS..............................................................23
          (y) ENVIRONMENTAL MATTERS.....................................................................23
          (z) TITLE TO AND CONDITIONS OF PROPERTIES.....................................................24
          (aa) UNDISCLOSED LIABILITIES..................................................................24
          (bb) INSURANCE................................................................................25
          (cc) FULL DISCLOSURE..........................................................................25
          (dd) [reserved]...............................................................................25
          (ee) SEVERANCE PAYMENTS.......................................................................25
          (ff) WARN ACT.................................................................................25
          (gg) EARNOUT PAYMENTS.........................................................................26
     SECTION 3.2.  REPRESENTATIONS AND WARRANTIES OF EARTHLINK AND COMBINATION COMPANY .................26
          (a) ORGANIZATION; STANDING AND POWER..........................................................26
          (b) CAPITAL STRUCTURE.........................................................................26
          (c) AUTHORITY; NON-CONTRAVENTION..............................................................27
          (d) SEC DOCUMENTS.............................................................................28
          (e) INFORMATION SUPPLIED......................................................................28
          (f) BROKERS...................................................................................29
          (g) UNDISCLOSED LIABILITIES...................................................................29
          (h) LITIGATION................................................................................29
          (i) OPINION OF EARTHLINK FINANCIAL ADVISORS...................................................29
          (j) FULL DISCLOSURE...........................................................................30
          (k) ABSENCE OF CERTAIN CHANGES OR EVENTS......................................................30
ARTICLE IV  COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................30
     SECTION 4.1.  CONDUCT OF BUSINESS OF THE COMPANY ..................................................30
          (a) INTEGRATION; ORDINARY COURSE..............................................................30
          (b) CHANGES IN EMPLOYMENT ARRANGEMENTS........................................................33
          (c) SEVERANCE ARRANGEMENTS....................................................................34
          (d) OTHER ACTIONS.............................................................................34
          (e) COMPANY STOCK PURCHASE PLAN...............................................................34
ARTICLE V  ADDITIONAL AGREEMENTS........................................................................34
     SECTION 5.1.  STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT;
          PREPARATION OF REGISTRATION STATEMENT ........................................................34
     SECTION 5.2. ACCESS TO INFORMATION.................................................................36
     SECTION 5.3. REASONABLE EFFORTS; NOTIFICATION......................................................37
     SECTION 5.4. FEES AND EXPENSES.....................................................................38
     SECTION 5.5. PUBLIC ANNOUNCEMENTS..................................................................39
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
     SECTION 5.6. AGREEMENT TO DEFEND...................................................................39
     SECTION 5.7. OTHER ACTIONS.........................................................................39
     SECTION 5.8. RETENTION PLAN........................................................................39
     SECTION 5.9. INDEMNIFICATION.......................................................................39
     SECTION 5.10. BLUE SKY.............................................................................40
     SECTION 5.11. COMBINATION COMPANY..................................................................40
     SECTION 5.12. [Reserved]...........................................................................40
     SECTION 5.13. EXEMPTION FROM LIABILITY UNDER SECTION 16(b).........................................40
     SECTION 5.14. EMPLOYEE MATTERS.....................................................................40
ARTICLE VI  CONDITIONS PRECEDENT........................................................................41
     SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER ...........................41
          (a) STOCKHOLDER APPROVAL......................................................................41
          (b) NASDAQ....................................................................................41
          (c) HSR ACT; OTHER APPROVALS..................................................................41
          (d) NO INJUNCTIONS OR RESTRAINTS..............................................................41
          (e) REGISTRATION STATEMENT EFFECTIVENESS......................................................41
          (f) BLUE SKY FILINGS..........................................................................41
     SECTION 6.2. CONDITIONS OF EARTHLINK ..............................................................42
          (a) COMPLIANCE................................................................................42
          (b) CERTIFICATIONS............................................................................42
          (c) REPRESENTATIONS AND WARRANTIES TRUE.......................................................42
          (d) COMPANY AFFILIATE LETTERS.................................................................42
          (e) CONSENTS; RELATED MATTERS.................................................................42
          (f) NO LITIGATION.............................................................................43
          (g) RESIGNATIONS..............................................................................43
          (h) NOTE TERMINATION..........................................................................43
          (i) TERMINATION OF AGREEMENTS; REPAYMENT OF SEVERANCE OBLIGATIONS.............................43
     SECTION 6.3. CONDITIONS OF THE COMPANY ............................................................44
                  (a) COMPLIANCE........................................................................44
                  (b) CERTIFICATIONS AND OPINION........................................................44
                  (c) REPRESENTATIONS AND WARRANTIES TRUE...............................................44
                  (d) NO LITIGATION.....................................................................44
                  (e) REGISTRATIONS.....................................................................45
ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER..........................................................45
     SECTION 7.1. TERMINATION ..........................................................................45
     SECTION 7.2. EFFECT OF TERMINATION.................................................................46
     SECTION 7.3. AMENDMENT.............................................................................47
     SECTION 7.4. EXTENSION; WAIVER.....................................................................47
     SECTION 7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.............................47
ARTICLE VIII  SPECIAL PROVISIONS AS TO CERTAIN MATTERS..................................................47
     SECTION 8.1. NO SOLICITATION ......................................................................47
                  (a) RESTRICTED ACTIONS................................................................47
                  (b) PERMITTED ACTIONS.................................................................48
                  (c) NOTICES...........................................................................50
                  (d) TERMINATION OF NEGOTIATIONS.......................................................51
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
     SECTION 8.2. TAKEOVER DEFENSES ....................................................................51
                  SECTION 8.3. FEE AND EXPENSE REIMBURSEMENTS...........................................51
                  SECTION 8.4. CONFIDENTIALITY..........................................................52
ARTICLE IX  GENERAL PROVISIONS..........................................................................53
     SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES ........................................53
     SECTION 9.2. NOTICES...............................................................................53
     SECTION 9.3. DEFINITIONS...........................................................................54
     SECTION 9.4. INTERPRETATION........................................................................55
     SECTION 9.5. COUNTERPARTS; FACSIMILE EXECUTION.....................................................55
     SECTION 9.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES........................................55
     SECTION 9.7. GOVERNING LAW.........................................................................55
     SECTION 9.8. ASSIGNMENT............................................................................55
     SECTION 9.9. ENFORCEMENT OF THE AGREEMENT..........................................................56
     SECTION 9.10. SEVERABILITY.........................................................................56

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LIST OF EXHIBITS AND ANNEX

Exhibit A         Certificate of Incorporation of the Combination Company
Exhibit B         Bylaws of the Combination Company
Exhibit C         Note and Warrant Termination Agreement
Exhibit D         Voting Agreement

Annex A  Purchase Price Calculation

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
Affiliate...................................................................................Section 9.3(a)
Affiliate Letter............................................................................Section 6.2(d)
Aggregate Purchase Price.................................................................Declarations Page
Agreement................................................................................Declarations Page
Agreement to Vote Stock.....................................................................Section 3.1(d)
Alternative Transaction........................................................................Section 8.3
Approval Items..............................................................................Section 4.1(a)
Approval Mechanism..........................................................................Section 4.1(a)
Cash Portion................................................................................Section 2.1(b)
Certificate of Merger..........................................................................Section 1.2
Certificates................................................................................Section 2.2(c)
Closing........................................................................................Section 1.2
Closing Date...................................................................................Section 1.2
Code.....................................................................................Declarations Page
Combination Company......................................................................Declarations Page
Company..................................................................................Declarations Page
Company Beneficiary......................................................................Section 3.1(v)(i)
Company Benefit Plans....................................................................Section 3.1(v)(i)
Company Common Stock........................................................................Section 3.1(c)
Company Disclosure Schedule....................................................................Section 3.1
Company ERISA Affiliate................................................................Section 3.1(v)(iii)
Company Financial Advisor...................................................................Section 3.1(j)
Company Insiders..............................................................................Section 5.13
Company Intellectual Property Rights.....................................................Section 3.1(o)(i)
Company Options.............................................................................Section 2.3(a)
Company Permits.............................................................................Section 3.1(n)
Company Preferred Stock.....................................................................Section 3.1(c)
Company SEC Documents.......................................................................Section 3.1(e)
Company Share............................................................................Declarations Page
Company Stock Plans.........................................................................Section 2.3(a)
Company Stockholder Approval................................................................Section 3.1(d)
Company Stockholders Meeting...................................................................Section 1.2
Company Termination Fee........................................................................Section 8.3
Confidentiality Agreement......................................................................Section 5.2
Contracts...................................................................................Section 3.1(f)
Convertible Options.........................................................................Section 2.3(a)
Default.....................................................................................Section 3.1(d)
DGCL...........................................................................................Section 1.1
DOL..................................................................................Section 3.1(v)(ii)(3)
Earnouts...................................................................................Section 3.1(gg)
Effective Time of the Merger...................................................................Section 1.2
EarthLink................................................................................Declarations Page
EarthLink Common Stock...................................................................Declarations Page
EarthLink Options...........................................................................Section 2.3(a)
EarthLink Preferred Stock...................................................................Section 3.2(b)
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
EarthLink SEC Documents.....................................................................Section 3.2(d)
EarthLink Stock Plans.......................................................................Section 2.3(a)
EarthLink Stock Portion.....................................................................Section 2.1(b)
ERISA....................................................................................Section 3.1(v)(i)
Exchange Act................................................................................Section 3.1(d)
Exchange Agent..............................................................................Section 2.2(a)
Exchange Fund...............................................................................Section 2.2(b)
Exchange Ratios.............................................................................Section 2.3(a)
Family Affiliate............................................................................Section 3.1(s)
Fully Diluted Basis.........................................................................Section 9.3(b)
Governmental Entity.........................................................................Section 3.1(d)
HSR Act.....................................................................................Section 3.1(d)
HSR Documents...........................................................................Section 5.3(c)(ii)
Indemnified Parties.........................................................................Section 5.9(a)
Initial Consideration Period.............................................................Section 8.1(b)(i)
Integration Plan............................................................................Section 4.1(a)
IRS..................................................................................Section 3.1(v)(ii)(2)
Knowledge...................................................................................Section 9.3(c)
Licenses....................................................................................Section 3.1(t)
Liens.......................................................................................Section 3.1(b)
Material Adverse Effect.....................................................................Section 9.3(d)
Material Contracts..........................................................................Section 3.1(f)
Merger...................................................................................Declarations Page
Merger Consideration........................................................................Section 2.1(b)
Mindspring..................................................................................Section 3.2(d)
NASD........................................................................................Section 3.1(d)
Nasdaq......................................................................................Section 3.1(d)
Nasdaq Closing Price........................................................................Section 9.3(e)
Negotiation Activities......................................................................Section 8.1(b)
Negotiation Period......................................................................Section 8.1(b)(ii)
Note and Warrant Termination...................................................................Section 2.4
Note and Warrant Termination Agreement.........................................................Section 2.4
Noteholder Warrants............................................................................Section 2.4
Noteholders....................................................................................Section 2.4
Notes..........................................................................................Section 2.4
Offer Letters...........................................................................Section 3.1(w)(ii)
Offeror..................................................................................Section 8.1(b)(i)
Old EarthLink...............................................................................Section 3.2(d)
OM Integration..............................................................................Section 4.1(a)
Per Share Price..........................................................................Declarations Page
Person......................................................................................Section 9.3(f)
Proxy Statement.............................................................................Section 3.1(d)
Registration Statement......................................................................Section 5.1(b)
Representatives.............................................................................Section 8.1(a)
S-8 Registration Statement..................................................................Section 6.3(e)

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
Salary/Severance List......................................................................Section 3.1(ee)
SEC.........................................................................................Section 3.1(d)
Section 16 Information........................................................................Section 5.13
Securities Act..............................................................................Section 3.1(e)
Stock Ratio.................................................................................Section 2.1(b)
Subscriber Accounts.........................................................................Section 3.1(u)
Subsequent Negotiation Period............................................................Section 8.1(b)(v)
Subsequent Proposal......................................................................Section 8.1(b)(v)
Subsequent Superior Proposal.............................................................Section 8.1(b)(v)
Subsidiary..................................................................................Section 9.3(g)
Superior Proposal...........................................................................Section 9.3(h)
Surviving Corporation..........................................................................Section 1.1
Takeover Proposal...........................................................................Section 8.1(a)
Tax.........................................................................................Section 3.1(m)
Tax Return..................................................................................Section 3.1(m)
Taxes.......................................................................................Section 3.1(m)
Terminated Subsequent Proposal.........................................................Section 8.1(b)(vii)
Terminated Superior Proposal............................................................Section 8.1(b)(iv)
Treasury Stock..............................................................................Section 2.1(a)
Year 2000 Readiness Disclosure Statement....................................................Section 3.1(q)






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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2000 (the "AGREEMENT"), by and among ONEMAIN.COM, INC., a Delaware corporation ("COMPANY"), OM COMBINATION, INC., a Delaware corporation and wholly-owned subsidiary of EarthLink ("COMBINATION COMPANY"), and EARTHLINK, INC., a Delaware corporation ("EARTHLINK").

         WHEREAS, the respective Boards of Directors of EarthLink, Combination Company and the Company have approved the merger of the Company with and into the Combination Company (the "MERGER"), upon the terms and subject to the conditions of this Agreement and Plan of Merger (this "AGREEMENT"), whereby each issued and outstanding share of the Company's common stock, $.001 par value per share (a "COMPANY SHARE") will be converted into the right to receive a per share amount (the "PER SHARE PRICE") based on (a) $308,059,333 (the "AGGREGATE PURCHASE PRICE") DIVIDED BY (b) 25,804,064 Company Shares (the total number of Company Shares outstanding on a Fully Diluted Basis on the date hereof (using the treasury method for Options outstanding as of the date hereof), with each Per Share Price consisting of $5.97 in cash and .3511 of a share of EarthLink common stock, $.01 par value per share ("EARTHLINK COMMON STOCK") all as provided herein and as subject to adjustment as set forth in Section 2.1(b) hereof.

         WHEREAS, for federal income tax purposes, it is intended that the parties will use their commercially reasonable best efforts to qualify the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), if possible; and

         WHEREAS, EarthLink, Combination Company and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

         WHEREAS, certain of the officers, directors and significant stockholders of the Company have each entered into a voting agreement with EarthLink pursuant to which such officers, directors and significant stockholders have agreed to vote the Company Shares owned by them in favor of the Merger; and

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), the Company shall be merged with and into the Combination Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate


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corporate existence of the Company shall cease and the Combination Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

SECTION 1.2. EFFECTIVE TIME. As soon as practicable following the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
ARTICLE VI, the Surviving Corporation shall file the certificate of merger required by the DGCL with respect to the Merger (the "CERTIFICATE OF MERGER") and other appropriate documents executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as EarthLink and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME OF THE MERGER"). The closing of the Merger (the "CLOSING") shall take place at the offices of Hunton & Williams, Bank of America Plaza, 600 Peachtree Street, N.E., Suite 4100, Atlanta, Georgia 30308, on the date of the meeting of the Company's stockholders to approve the Merger (the "COMPANY STOCKHOLDERS MEETING"), or, if any of the conditions set forth in ARTICLE VI have not been satisfied, then as soon as practicable thereafter, or at such other time and place or such other date as EarthLink and the Company shall agree (the "CLOSING DATE").

SECTION 1.3. EFFECTS OF THE MERGER. The Merger shall have the effects set forth herein and in Section 251, 259 and 261 of the DGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of the Company and the Combination Company, the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company and the Combination Company, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company and the Combination Company or otherwise to take any and all such action.

SECTION 1.4. CERTIFICATE OF INCORPORATION AND BYLAWS.

         (a) The Certificate of Incorporation of the Combination Company, as in effect immediately prior to the Effective Time of the Merger as set forth in EXHIBIT A hereto, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of the Combination Company, as in effect immediately prior to the Effective Time of the Merger as set forth in EXHIBIT B hereto, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.


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SECTION 1.5. DIRECTORS AND OFFICERS. The directors and officers of Combination
Company shall, from and after the Effective Time of the Merger, be the directors and officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1. EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Combination Company, EarthLink or the holders of any Company Shares or capital stock of Combination Company:

         (a) CANCELLATION OF TREASURY STOCK. All shares of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time of the Merger, if any ("TREASURY STOCK") shall be cancelled and extinguished as of the Effective Time of the Merger, without any conversion thereof and no amount or other consideration shall be delivered or deliverable in exchange therefor.

         (b) CONVERSION OF COMPANY SHARES. Subject to SECTIONS 2.1(a) and 2.1(c), each Company Share issued and outstanding immediately prior to the Effective Time of the Merger shall be converted automatically into the right to receive, upon the surrender of the certificate formerly representing such Company Shares pursuant to SECTION 2.2, a Per Share Price equal to $5.97 in cash (the "CASH PORTION") and .3511 (the "STOCK RATIO") of a share of EarthLink Common Stock (the "EARTHLINK STOCK PORTION"), subject to adjustment as set forth herein. The Cash Portion and the EarthLink Stock Portion of the Per Share Price payable and issuable to the holders of Company Shares outstanding on the day immediately prior to the date on which the Effective Time of the Merger occurs pursuant hereto (the "MEASUREMENT DATE"), together with payments of cash in lieu of fractional shares as provided in Section 2.1(c) hereof, shall be referred to herein as the "MERGER CONSIDERATION". On the Measurement Date, the parties shall recalculate the Per Share Price (as so recalculated, the "FINAL PER SHARE Price"), the EarthLink Stock Portion, the Cash Portion and the Stock Ratio on such date, based on the then-existing closing stock price of the EarthLink Common Stock (determined by reference to closing quotation from Nasdaq-National Market--the "CLOSING PRICE"), as set forth in ANNEX A attached hereto, PROVIDED, that for purposes of such adjustments, if the Closing Price on the Measurement Date is below $5.00 per share or above $50.00 per share, the Cash Portion and the Stock Ratio shall be determined using the $5.00 and $50.00 Closing Price levels, respectively, and PROVIDED further, that if the Closing Price is other than a whole Dollar amount between a $5 and $50 Closing Price, the adjustment to the Cash Portion, the Stock Ratio, the EarthLink Stock Portion and the Intrinsic Option Value shall be on a



                                       3
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pro rata basis between such whole Dollar amounts and otherwise consistent with this provision.

         All such Company Shares shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the Merger Consideration. At the Effective Time of the Merger, the holders of Company Shares outstanding immediately prior to the Effective Time of the Merger shall cease to have any rights with respect to such shares of the Company Shares, except the right to receive the Merger Consideration and as otherwise provided herein or pursuant to any rights of appraisal under any applicable law.

         (c) NO FRACTIONAL EARTHLINK SHARES. No fractional shares of EarthLink Common Stock shall be issued in the Merger. All fractional shares of EarthLink Common Stock that a holder of Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share of EarthLink Common Stock results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price per share of a share of EarthLink Common Stock on Nasdaq-National Market on the first trading day immediately preceding the Effective Time of the Merger by the fraction of a share of EarthLink Common Stock to which such holder would otherwise have been entitled pursuant to this sentence. No such cash in lieu of fractional shares of EarthLink Common Stock shall be paid to any holder of fractional EarthLink Common Stock until that holder's Certificates (as defined in SECTION 2.2(c)) are surrendered and exchanged in accordance with SECTION 2.2(c).

SECTION 2.2. EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time of the Merger, EarthLink shall engage American Stock Transfer and Trust Company to act as exchange agent (the "EXCHANGE AGENT") for the issuance of the Merger Consideration upon surrender of Certificates (as defined in SECTION 2.2(c)).


         (b) PAYMENT OF MERGER CONSIDERATION. As of the Effective Time of the Merger, EarthLink shall have delivered to the Exchange Agent the Merger Consideration consisting of the certificates for the EarthLink Common Stock comprising the EarthLink Stock Portion to be issued upon the conversion of the Company Shares pursuant to SECTION 2.1(b), the Cash Portion to be issued to each Stockholder of the Company, and any cash necessary to make payments in lieu of fractional shares pursuant to SECTION 2.1(c) (such shares of EarthLink Common Stock and cash being hereinafter referred to as the "EXCHANGE FUND"). At the Effective Time of the Merger, EarthLink shall cause the Exchange Agent, pursuant to irrevocable instructions delivered to the Exchange Agent prior thereto, to deliver EarthLink Common Stock, the Cash Portion and cash for fractional shares contemplated to be issued and paid pursuant to SECTION 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as set forth in this SECTION 2.2(b).


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

         (c) EXCHANGE PROCEDURE. As soon as practicable after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented outstanding Company Shares (the "CERTIFICATES"), other than the Company, and any wholly owned Subsidiary of the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EarthLink may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the EarthLink Stock Portion and cash (in payment of the Cash Portion) and any additional cash in lieu of a fractional share of EarthLink Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable amount of the Merger Consideration consisting of (i) a certificate or certificates representing the number of whole shares of EarthLink Common Stock and cash into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to SECTION 2.1, and (ii) any cash payable in lieu of a fractional share of EarthLink Common Stock, and the Certificate so surrendered shall forthwith be canceled. If the shares of EarthLink Common Stock are to be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of EarthLink that such tax has been paid or is not applicable. Until surrendered as contemplated by this SECTION 2.2, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive, upon surrender of such Certificate in accordance with this
SECTION 2.2(c), the applicable amount of the Merger Consideration consisting of the number of shares of EarthLink Common Stock and cash and, additional cash, if any, in lieu of a fractional share of EarthLink Common Stock into which the Company Shares theretofore represented by such Certificate shall have been converted pursuant to SECTION 2.1. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the EarthLink Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

         (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED COMPANY SHARES. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the EarthLink Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the EarthLink Common Stock issuable upon exchange of such Certificates pursuant to this Agreement, and no cash payment (including any cash payment in lieu of fractional shares) shall be paid to any such holder pursuant to SECTION 2.1 until the holder of record of such Certificate shall surrender such Certificate in accordance with SECTION 2.2(c). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing the EarthLink Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable pursuant to SECTION 2.1(b) and any additional cash payable in lieu of a fractional share of EarthLink Common Stock to which such holder is entitled pursuant to SECTION 2.1(c) and the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such EarthLink Common Stock, as the case may be, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such EarthLink Common Stock.

         (e) NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. All shares of EarthLink Common Stock issued and all cash paid upon the surrender of Certificates in accordance with the terms of this ARTICLE II, together with any dividends payable thereon to the extent contemplated by this SECTION 2.2, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares represented by such Certificates that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this ARTICLE II, except as otherwise provided by applicable law.

         (f) NO LIABILITY. Neither EarthLink nor the Company nor any of their Subsidiaries shall be liable to any holder of Company Shares for any shares of EarthLink Common Stock (or dividends or distributions with respect thereto) or cash (including any cash in lieu of fractional shares of EarthLink Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (g) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit setting forth that fact by the Person claiming such loss, theft or destruction and, the granting of a reasonable indemnity against any claim that may be made against EarthLink or the Exchange Agent with respect to such Certificate, EarthLink shall cause the Exchange Agent to issue to such Person the applicable amount of the Merger Consideration with respect to such lost, stolen or destroyed Certificate to which the holder thereof may be entitled pursuant to this ARTICLE II.

SECTION 2.3. CONVERSION OF STOCK OPTIONS AND CERTAIN WARRANTS.

         (a) At the Effective Time of the Merger, each option or other right to purchase shares of Company Common Stock (as hereinafter defined) pursuant to stock options (the "COMPANY OPTIONS") granted by the Company under any of the Amended and Restated OneMain.com, Inc. 1999 Stock Option and Incentive Plan and the OneMain.com, Inc.

1999 Plan (together, the "COMPANY STOCK PLANS") and which have an exercise price equal to or below the Final Per Share Price on the Measurement Date (the "CONVERTIBLE OPTIONS"), shall be converted into an option to purchase EarthLink Common Stock and become a right with respect to EarthLink Common Stock based on the Exchange Ratio (as defined below), and upon conversion each such Company Option shall be subject to the terms of the EarthLink Stock Incentive Plan and EarthLink Stock Option Plan for Non-Employee Directors (the "EARTHLINK STOCK PLANS"), as applicable, and the stock option agreement issued by EarthLink by which it is evidenced upon, at and as of the Effective Time of the Merger (such converted Company Options shall be referred to as "EARTHLINK OPTIONS"). For purposes of this Agreement, the term "EXCHANGE RATIO" shall mean the ratio derived by dividing the Final Per Share Price by the Closing Price. The Convertible Options shall be converted into the number of EarthLink Options as determined by multiplying the Convertible Options by the Exchange Ratio. The applicable exercise price for the EarthLink Options issued upon conversion of the Convertible Options shall be determined by dividing the exercise price of such Convertible Options by the Exchange Ratio. Attached hereto as Section 2.3(a) of the Company Disclosure Schedule is a list of the Company Options, applicable strike prices and other information related to the Company Options as of the date hereof, which list is true, accurate and complete in all material respects.

         Notwithstanding the above, EarthLink shall not be obligated to issue any EarthLink Option exercisable into a fraction of a share of EarthLink Common Stock. The EarthLink Options issued upon conversion of the Company Options as provided herein that are "incentive stock options" (as defined in Section 422 of the Code) are reasonably intended to be effected in a manner that is consistent with continued treatment of such EarthLink Options as "incentive stock options" under Section 424(a) of the Code. Each of the Company and EarthLink agrees to take all reasonably necessary steps to effectuate the foregoing provisions of this SECTION 2.3, including using its reasonable best efforts to obtain from each holder of a Company Option any consent or contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this
SECTION 2.3.

         At the Effective Time of the Merger, each Company Option granted by the Company under any of the Company Stock Plans and which have an exercise price above the Final Per Share Price and/or which are unvested as of the Effective Time of the Merger shall terminate in full as of the Effective Time of the Merger. At the Effective Time of the Merger, all Company Options that are not at that time converted into EarthLink Options or exercised by the holders thereof, regardless of exercise price, shall terminate in full as of the Effective Time of the Merger.

         (b) As soon as practicable after the Effective Time of the Merger, EarthLink shall deliver to the participants in each Company Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto, and the grants subject to such Company Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by SECTION 2.3(a) after giving effect to the Merger). At or prior to the Effective Time of the Merger, EarthLink shall take all corporate action necessary to reserve for issuance sufficient shares of EarthLink Common Stock for delivery upon exercise of Company Options assumed by it in accordance with this SECTION 2.3.

         (c) EarthLink shall: (i) prior to the Effective Time of the Merger file all necessary registration statements on Form S-8 (or amend existing registration statements on Form S-8) in order to effectively register the shares of EarthLink Common Stock subject to Company Options converted pursuant to this
SECTION 2.3 that were granted under the Company Stock Plans; (ii) use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such converted Company Options remain outstanding; and (iii) prior to the Effective Time of the Merger (subject to official notice of issuance), prepare and submit to Nasdaq the Notification of Additional Listing of Shares relating to inclusion for quotation on Nasdaq the shares of EarthLink Common Stock subject to such converted Company Options and use reasonable efforts to cause such securities to be approved for quotation on Nasdaq.

         (d) As of the Effective Time of the Merger, the warrant issued by the Company to Heidrick & Struggles exercisable into 15,000 shares of Company Shares shall be converted into and replaced by a warrant to purchase EarthLink Common Stock, based on the applicable Exchange Ratio.

SECTION 2.4. CONVERTIBLE DEBENTURES. The Company shall: (a) repurchase and terminate in full all outstanding 6.75% Convertible Debentures of the Company due 2003 (the "NOTES") from the holders thereof (the "NOTEHOLDERS") on or prior to the Closing Date, (b) effect the replacement of the warrants granted to the Noteholders (the "NOTEHOLDER WARRANTS") with a warrant to purchase EarthLink Common Stock (as acceptable to EarthLink) in accordance herewith, (c) terminate in full the Convertible Debenture Purchase Agreement, the Registration Rights Agreement and all other agreements related to such agreements, including without limitation the termination of any obligation of the Company to issue Second and Third Tranches (as defined therein) of Notes and all other future obligations to issue securities thereunder, and (d) effect the replacement of such Registration Rights Agreement with a Registration Rights Agreement to which EarthLink is a party (as acceptable to EarthLink) (the "NOTE AND WARRANT TERMINATION"). The written, binding agreement pursuant to which the Note and Warrant Termination shall be effectuated and the new EarthLink warrants to be issued (the "NOTE AND WARRANT TERMINATION AGREEMENT") is attached hereto as EXHIBIT C. As set forth in the Note and Warrant Termination Agreement, the Noteholder Warrants shall be replaced by warrants to purchase EarthLink Common Stock as set forth therein.

SECTION 2.5. STOCK TRANSFER BOOKS. At the Effective Time of the Merger, the transfer books of the Company with respect to all shares of capital stock or other securities of the Company shall be closed and no further registration of transfers of such shares of capital stock or other securities shall thereafter be made on the records of the Company.

SECTION 2.6. CERTAIN ADJUSTMENTS. If between the date hereof and the Effective Time of the Merger, the outstanding shares of Company Common Stock or EarthLink Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, the Per Share Price, Exchange Ratio, EarthLink Stock Portion and Cash Portion shall be adjusted accordingly to provide the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SUBSIDIARIES. The Company, for and in respect of itself and, where indicated, for and in respect of its Subsidiaries, represents and warrants to, and agree with, EarthLink and Combination Company as follows, subject to any exceptions specified in the Disclosure Schedule of the Company provided to EarthLink on the date hereof (the "COMPANY DISCLOSURE SCHEDULE"); it being understood and agreed that the Company may cross reference disclosures within the Company Disclosure
Schedule:

         (a) ORGANIZATION; STANDING AND POWER.The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually, or in the aggregate) would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (b)      SUBSIDIARIES; OTHER INVESTMENTS. Except as set forth in
SECTION 3.1(b) of the Company's Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. SECTION 3.1(b) of the Company Disclosure Schedule contains a complete and accurate list of the Company's direct and indirect Subsidiaries and the respective capital structure of each Subsidiary (authorized capital stock, par value, outstanding capital stock, owner of capital stock). Except as set forth on SECTION 3.1(b) of the Company Disclosure Schedule, the Company's Subsidiaries are all corporations and are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have the requisite corporate power and authority to carry on their respective businesses as they are now being conducted and to own, operate and lease the assets they now own, operate or hold under lease, except where failure of any of the above would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company's Subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole. All the outstanding shares of capital stock of the Company's Subsidiaries are owned by the Company or its Subsidiaries. All the outstanding shares of capital stock of the Company's Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights or other preferential rights of subscription or purchase of any Person other than those that have been waived or otherwise cured or satisfied, except for immaterial breaches thereof. All such stock and ownership interests are free and clear of all liens, pledges, security interests, charges, claims, rights of third parties and other encumbrances of any kind or nature ("LIENS"), except for immaterial Liens.

         (c) CAPITAL STRUCTURE.The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $.001 par value ("COMPANY COMMON STOCK"), and 10,000,000 shares of preferred stock, $.001 par value ("COMPANY PREFERRED STOCK"). As of the date hereof, 25,126,471 shares of Company Common Stock were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding. In addition, at the date hereof, an aggregate of options to purchase 7,734,197 shares of Company capital stock in total (the "TOTAL OPTION NUMBER") and options to purchase 698,647 shares of Company capital stock (based on the treasury method) are issued and outstanding and 35,280,857 shares of Company Common Stock were reserved for issuance pursuant to various employee and director plans and agreements of the Company, all as accurately described in
SECTION 3.1(c) of the Company Disclosure Schedule. For purposes of the Total Option Number above and the definition of "Material Adverse Effect" in Section 9.3(d) hereof, any inaccuracy of the Total Option Number shall constitute a Material Adverse Effect only if: (X) the actual intrinsic value of the in-the-money and vested (vested either now or upon a change of control) Company Options (as of the date hereof based on the Per Share Price) is not more than $8,847,945; and/or (Y) the Company has at least 75,000 more vested and in-the-money Company Options at the Measurement Date than as set forth on
Section 2.3(a) of the Company Disclosure Schedule. The intrinsic value of the Company's in-the-money and vested (vested either now or upon a change of control) options as of the Measurement Date does not exceed the intrinsic value of such options at the Closing Price on the Measurement Date as set forth on ANNEX A hereto, PROVIDED, that violation of this terms of this sentence shall NOT be an automatic Material Adverse Effect as set forth in the definition of that term in Section 9.3 hereof.

         Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all such shares issuable upon the exercise of outstanding stock options will be, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of such issued and outstanding shares of capital stock of the Company were offered and sold in compliance with all applicable state and Federal securities laws, rules and regulations. Except as set forth in SECTION 3.1(c) of the

Company Disclosure Schedule, no capital stock has been issued by the Company since May 24, 2000, other than shares of Company Common Stock issued (i) pursuant to the exercise of options outstanding on or prior to such date in accordance with their terms at such date, and (ii) pursuant to the Company's existing employee stock purchase plan. Except as set forth in SECTION 3.1(c) of the Company Disclosure Schedule, there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, except for immaterial breaches hereof with respect to any of the Subsidiaries. Except as set forth in
SECTION 3.1(c) of the Company Disclosure Schedule, all of which shall be terminated without cost to the Company by the Effective Time of the Merger, there are not as of the date hereof and there will not be at the Effective Time of the Merger any registration rights agreements, stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. There are no restrictions on the Company with respect to voting or declaring or paying dividends or other distributions in respect of the stock of any of its Subsidiaries.

         (d) AUTHORITY; NON-CONTRAVENTION. The Board of Directors of the Company has approved the Merger and this Agreement and declared the Merger and this Agreement to be in the best interests of the stockholders of the Company. Certain officers, directors and significant stockholders of the Company selected by EarthLink have executed an agreement to vote in favor of the Merger and vote against alternative proposals, which agreement is attached hereto as EXHIBIT D (the "AGREEMENT TO VOTE STOCK"). The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of the Merger and this Agreement by the Company's stockholders as required by the DGCL ("COMPANY STOCKHOLDER APPROVAL") to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and delivery by EarthLink and Combination Company, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that and as
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and the application of general principles of equity, (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or loss of a material benefit under, or result in the creation of any Lien, upon any of the properties or assets of the Company or any of its Subsidiaries, individually or collectively (a "DEFAULT") under, any provision of (i) the Certificate of Incorporation and Bylaws of the Company or any provision of the comparable organizational documents of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which it or they or any of their respective properties or assets is bound (individually, a "CONTRACTUAL DOCUMENT" and collectively, the "CONTRACTUAL DOCUMENTS"), except any such Default or Defaults that, individually or in the aggregate under one such Contractual Document or several such Contractual Documents, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, except any such Default or Defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. SECTION 3.1(d) of the Company Disclosure Schedule sets forth, to the Company's Knowledge, the Company's Defaults under the provisions described in (i), (ii), and (iii) immediately above. No consent, approval, order or authorization of, or registration, declaration or filing with ("CONSENT"), any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "GOVERNMENTAL ENTITY") or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except where lack of such Consents would not be material, and except for (i) the filing by the Company of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and the expiration or termination of the waiting period thereunder, (ii) the filing with the Securities Exchange Commission ("SEC") of (A) a proxy statement/ prospectus relating to the Company Stockholder Meeting (such proxy statement/ prospectus as amended or supplemented from time to time, the "PROXY STATEMENT") and (B) the Registration Statement (as defined in SECTION 5.1(b)) and (C) such reports under
SECTION 13(a) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) Company Stockholder Approval, (iv) the filing of the Certificate of Merger with and approval by the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (v) applicable requirements, if any, of the National Association of Securities Dealers, Inc.

(the "NASD") and the Nasdaq National Market ("NASDAQ"), (vi) applicable requirements, if any, of the consents, approvals, authorizations or permits described in SECTION 3.1(d) of the Company Disclosure Schedule.

         (e) SEC DOCUMENTS. The Company has filed all required reports, schedules, forms, statements and other documents required to be filed with the SEC since March 31, 1999 (such documents, together with all exhibits and schedules thereto, collectively referred to herein as the "COMPANY SEC DOCUMENTS"). As of their respective dates, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and (ii) at the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document, PROVIDED that all such corrections were for immaterial errors or omissions. The consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein, which in the aggregate were not material), except to the extent corrected by a subsequently filed Company SEC Document, PROVIDED, that all of such corrections were for immaterial errors or omissions.

         (f) MATERIAL CONTRACTS. SECTION 3.1(f) of the Company Disclosure Schedule sets forth in reasonable detail all written or oral contracts, agreements, leases, instruments or legally binding contractual commitments ("CONTRACTS") to which the Company is a party that meet any of the following criteria (as applicable). "Material Contracts" means any Contract to which the Company and/or any of its Subsidiaries is a party and that meets any of the following criteria (as applicable) (collectively, the "MATERIAL CONTRACTS"):

                  (i) Any Contract with a customer of the Company (and/or any of its Subsidiaries) or with any entity that purchases goods or services from the Company for consideration paid to the Company (and/or any of its Subsidiaries) of $100,000 or more in any fiscal year;

                  (ii) any Contract for capital expenditures or the acquisition or construction of fixed assets in excess of $100,000 in any fiscal year;

                  (iii) any Contract for the purchase or lease of goods or services (including without limitation, equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $100,000 in any fiscal year, other than standard inventory purchase orders executed in the ordinary course of business;

                  (iv) any Contract relating to the borrowing of money or guaranty of indebtedness in excess of $100,000 in any fiscal year;

                  (v) any collective bargaining or other arrangement with any labor union;

                  (vi) any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the Company's (or any of the Subsidiaries') capital stock or assets;

                  (vii) any Contract limiting, restricting or prohibiting the Company (or any of the Subsidiaries) from conducting business anywhere in the United States or elsewhere in the world or any Contract limiting the freedom of the Company (or any Subsidiary) to engage in any line of business or to compete in any respects with any other Person;

                  (viii)   any joint venture or partnership Contract;

                  (ix) Contracts, individually or in the aggregate, requiring future payments of $100,000 or more in any fiscal year that require the consent of the other party thereto in connection with the transactions contemplated hereby;

                  (x) any employment Contract, severance agreement or other similar binding agreement or policy with any employee; and

                  (xi) without Dollar or size thresholds, any Contract (other than `shrinkwrap', `clickwrap' or similar Contracts for widely distributed commercially available software, for or with: (1) web browser software, (2) exclusive arrangements for marketing, branding or services, (3) content providers, and (4) software licenses (both server side and client side), and (5) call center provider agreements.


         The Company has provided (or will provide within 10 calendar days after the date of this Agreement) to EarthLink a true and complete copy of each written Contract (and a written description of each oral Contract), including all amendments or other modifications thereto. Except as set forth on SECTION 3.1(f) of the Company Disclosure Schedule, each Material Contract is a valid and legally binding obligation of the Company and/or its Subsidiary a party thereto, enforceable against the Company and/or its Subsidiary a party thereto in accordance with its terms, subject only to bankruptcy, reorganization, receivership or other laws affecting creditors' rights generally and general principles of equity (whether applied in an action at law or in equity). Except as set forth on SECTION 3.1(f) of the Company Disclosure Schedule, the Company and/or its Subsidiary a party thereto has performed all obligations required to be performed by it under the Material Contracts and the Company and/or its Subsidiary a party thereto is not in breach or default thereunder, except for immaterial breaches of and defaults under the Material Contracts.

         (g) INFORMATION SUPPLIED. None of the information supplied or required to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Proxy Statement relating to the Company Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, as it relates to the Company Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference contained in or omitted from any of the foregoing documents based on information supplied or required to be supplied by EarthLink for inclusion or incorporation by reference therein

         (h)      ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in
SECTION 3.1(h) of the Company Disclosure Schedule or the Company SEC Documents, since December 31, 1999 the Company has conducted its business only in the ordinary course consistent with past practice, and there has not been (i) as of the date hereof, any change, event or condition with respect to the Company that has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock;
(iii) (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in SECTION 3.1(h) to the Company Disclosure Schedule, (B) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements listed in SECTION 3.1(h) to the Company Disclosure Schedule, true copies of which have been provided to EarthLink, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, except in each case in this paragraph (iii), for immaterial breaches hereof; (iv) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary; (v) any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary, except as contemplated by any employee benefit plans of the Company;
(vi) any material damage, destruction or other property loss, whether or not covered by insurance; or (vii) any change in accounting methods, principles or practices by the Company that has had a Material Adverse Effect on the Company and its Subsidiaries taken as a whole except insofar as may have been required by a change in generally accepted accounting principles.

         (i) STATE TAKEOVER STATUTES; ANTI-TAKEOVER PROVISIONS. The Company has taken all action to assure that no state takeover statute, "control share acquisition," "fair price," or similar statute or regulation shall apply to the Merger or any of the other transactions contemplated hereby. The Company has also taken such other action with respect to any other anti-takeover provisions in its Bylaws or Certificate of Incorporation to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

         (j) BROKERS. Except as set forth on SCHEDULE 3.1(j) and for Jefferies & Company, Inc. (the "COMPANY FINANCIAL ADVISOR"), whose fees are to be paid by the Company, no broker, investment banker or other Person is entitled to receive from the Company or any of its Subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker.

         (k) LITIGATION. Except as disclosed in SECTION 3.1(k) of the Company Disclosure Schedule or the Company SEC Documents, (x) there is no material claim, suit, action, proceeding or investigation pending or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries, and (y) there is no claim, suit, action, proceeding or investigation pending, or to the Company's Knowledge, threatened against the Company or any of its Subsidiaries that could prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (l) ACCOUNTING MATTERS. The books, records and accounts of the Company and its Subsidiaries (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and its Subsidiaries and (iii) accurately and fairly reflect in all material respects the basis for the Company's financial statements. Except as disclosed in SECTION 3.1(l) of the Company Disclosure Schedule, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles and (B) to maintain accountability for assets.

         (m) TAXES. Except as set forth in SECTION 3.1(m) of the Company Disclosure Schedule: (i) each of the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its Subsidiaries is or has been a member, has timely filed all Tax Returns, or has valid extensions of time for filing such Tax Returns, required to be filed by it and has timely paid or deposited (or the Company has paid or deposited on its behalf) all Taxes which are required to be paid or deposited, (ii) each of the Tax Returns filed by the Company or any of its Subsidiaries is accurate and complete in all material respects; (iii) the most recent consolidated financial statements of the Company contained in the filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements whether or not shown as being due on any Tax Returns; (iv) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries; no requests for waivers of the time to assess any such Taxes have been granted or are pending; and there are no tax liens upon any assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due; and (v) there are no current examinations or audits of any Tax Return of the Company or any of its Subsidiaries being conducted and there are no settlements or any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The consummation of the transactions contemplated hereby will not accelerate or otherwise cause to come due any Taxes or obligation with respect to Taxes (including any indemnification of a third party for their Tax liability) of the Company or any of its Subsidiaries, other than any acceleration arising solely as a result of the Company being required to file a Tax Return for a period ending before its normal taxable year, PROVIDED, that in the event the transaction contemplated by this Agreement does not qualify for tax-free treatment under Section 368 of the Code as a result of the final combination of the Cash Portion and EarthLink Stock Portion, such event shall be deemed not to be a breach of this provision by the Company. As used herein, "TAX" or "TAXES" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign. As used herein, "TAX RETURN" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

         (n) COMPLIANCE WITH LAWS. Except as set forth on SECTION 3.1(n) of the Company Disclosure Schedule, the Company and its Subsidiaries hold all material required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities that are required for the operation of the businesses of the Company and its Subsidiaries as presently conducted and the ownership, operation, lease and holding by the Company and its Subsidiaries of their respective properties and assets (the "COMPANY PERMITS"). The Company and its Subsidiaries are in material compliance with the terms of the Company Permits. Neither the Company nor any of its Subsidiaries has violated or failed to comply with, nor has it received any written notice of any alleged violation of or failure to comply with, any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to the Company or any of its Subsidiaries or their respective businesses, assets or operations.

         (o)      INTELLECTUAL PROPERTY.

                  (i) Set forth on SECTION 3.1(o)(i) of the Company Disclosure Schedule is a true and complete list of the registered intellectual property of the Company and its Subsidiaries. Each of the Company and its Subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, domain names and applications therefor used in their respective business and operations as presently conducted, including without limitation the items set forth on SECTION 3.1(o)(i) of the Company Disclosure Schedule (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

                  (ii) Neither the Company nor any of its Subsidiaries has received communications alleging (and, to the Knowledge of the Company, is not aware of any facts that could reasonably be expected to lead to an allegation) that the Company and/or any of its Subsidiaries does not have valid right or title to the Company Intellectual Property Rights.

                  (iii) Except as set forth in SECTION 3.1(o)(iii) of the Company Disclosure Schedule, the conduct of the business of the Company and/or any of its Subsidiaries as now conducted does not, to the Knowledge of the Company, infringe any valid (registered or unregistered) patents, trademarks, trade names, service marks, copyrights or domain name rights of others. Except as set forth in
         SECTION 3.1(o)(iii) of the Company Disclosure Schedule, the consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

                  (iv) The Company has taken steps it believes appropriate to protect and maintain its trade secrets as such, except in cases where the Company has elected to rely on patent or copyright protection in lieu of trade secret protection.

         (p) NO DEFAULT. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any material term, condition or provision of: (i) the respective articles/certificate of incorporation and bylaws of the Company and its Subsidiaries, (ii) any Contractual Document, except any such defaults or violations that, individually or in the aggregate under one such Contractual Document or several such Contractual Documents, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except any such defaults or violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. SECTION 3.1(p) of the Company's Disclosure Schedules sets forth, to the Company's Knowledge, all such defaults and violations as described in subsections (i), (ii), and (iii) set forth above.

         (q) Y2K READINESS. The statements of the Company under the heading "YEAR 2000 READINESS DISCLOSURE STATEMENT" in the Company's Registration Statement on Form S-4 (as amended) first filed with the SEC on February 2, 2000, relating to the Company's year 2000 readiness do not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. The Company has not incurred any material disruptions, delays, failures or other interruptions in its computer or business systems related to year 2000 problems.

         (r) OPINION OF COMPANY FINANCIAL ADVISORS. The Company's Board of Directors has received an opinion from the Company Financial Advisor, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair from a financial point of view.

         (s) TRANSACTIONS WITH AFFILIATES. Except as set forth in SECTION 3.1(s) of the Company Disclosure Schedule, or as contemplated by this Agreement, since December 31, 1999 neither the Company nor any of its Subsidiaries has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered as a director, officer or employee of either of the Company or any of its Subsidiaries in the ordinary course), (i) any employee of the Company and/or any of its Subsidiaries, (ii) any stockholder of the Company, (iii) any person, firm or corporation that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) any member of the immediate family of any of the foregoing persons (collectively, a "FAMILY AFFILIATE"). Except as set forth in SECTION 3.1(t) of the Company Disclosure Schedule, (a) the Material Contracts do not include any obligation or commitment between the Company and any Affiliate, (b) the assets of the Company and/or any of its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliate to the Company and/or any of its Subsidiaries, and
(c) the liabilities reflected on the financial statements of the Company included in the Company SEC Documents do not include any obligation or commitment to any Affiliate.

         (t) LICENSES. All material licenses issued by the Federal Communications Commission and any similar applicable state agencies (the "LICENSES") required for the operation of the business of the Company and its Subsidiaries are in full force and effect and there are no pending or, to the Company's Knowledge, threatened modifications, amendments or revocation proceedings which would adversely affect the operations of the Company and its Subsidiaries in any material respect. All fees due and payable to governmental authorities pursuant to the rules governing the Licenses have been paid and, to the Company's Knowledge, no event has occurred with respect to the Licenses held by the Company and/or any of its Subsidiaries which, with the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof. The Company and its Subsidiaries are in compliance in all material respects with the terms of the Licenses, as applicable, and there is no condition, event or occurrence existing, nor is there any proceeding being conducted of which the Company has received notice, nor, to the Company's Knowledge, is there any proceeding threatened, by any governmental authority, which would cause the termination, suspension, cancellation or nonrenewal of any of the Licenses, or the imposition of any penalty or fine by any regulatory authority.

         (u) SUBSCRIBER ACCOUNTS. As of May 31, 2000 and at all times through the Effective Time of the Merger, the Company (together with its Subsidiaries) had and will have not less than 761,367 active and paying Subscriber Accounts in good standing; as of May 31, 2000, the Company (together with its Subsidiaries) had not more than 12,000 non-paying Subscriber Accounts. "SUBSCRIBER ACCOUNTS" shall mean the Company's personal and business customer accounts for: (i) dial-up Internet access, (ii) high speed Internet access (DSL, ISDN), (iii) web site hosting, (iv) e-mail, and (v) all other Internet-related services and products provided by the Company. SECTION 3.1(u) of the Company Disclosure Schedule sets forth a list of the following as of May 31, 2000: (i) type of services provided (dial-up, broadband/ high speed, web hosting, etc.),
(ii) total number of Subscriber Accounts, (iii) total number of paying and non-paying Subscriber Accounts, and (iii) average revenue per Subscriber Account by category.

         (v)      EMPLOYEE BENEFIT MATTERS.

                  (i) BENEFIT PLANS. SECTION 3.1(v)(i) of the Company Disclosure Schedule contains a true and complete list of (1) all employee welfare benefit and employee pension benefit plans as defined in sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, but not limited to, plans that provide retirement income or result in a deferral of income by employees for periods extending to termination of employment or beyond, and plans that provide medical, surgical, or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (2) all other employee benefit agreements or arrangements, including without limitation deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employee discount programs, retention incentive agreements and other similar plans, agreements and arrangements that are currently in effect as of the date of this Agreement, or have been approved before this date but are not yet effective, for the benefit of any director, officer, employee or former employee (or any of their beneficiaries) of the Company or any of its Subsidiaries (collectively, a "COMPANY BENEFICIARY"), or with respect to which the Company or any of its Subsidiaries may have any material liability ("COMPANY BENEFIT PLAN").

                  (ii) DISCLOSURE OF DOCUMENTS. With respect to each Company Benefit Plan, the Company has heretofore made available to EarthLink, as applicable, complete and correct copies of each of the following documents which the Company has prepared or has been required to prepare:

                           (1) the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

                           (2) the three most recent annual Form 5500 reports filed with the Internal Revenue Service (the "IRS");

                           (3) the most recent statement filed with the Department of Labor (the "DOL") pursuant to 29 U.S.C. Section 2520.104-23;

                           (4) the three most recent annual Form 990 and 1041 reports filed with the IRS;

                           (5)      the three most recent actuarial reports;

                           (6) the three most recent reports prepared in accordance with Statement of Financial Accounting Standards No. 106;

                           (7) the most recent summary plan description and summaries of material modifications thereto;

                           (8) the trust agreement, group annuity contract or other funding agreement that provides for the funding of the Company Benefit Plan;

                           (9)      the most recent financial statement;

                           (10) the most recent determination letter received from the IRS; and

                           (11) any agreement pursuant to which the Company or any Subsidiaries is obligated to indemnify any person.

                  (iii) CONTRIBUTIONS AND PAYMENTS. All contributions and other payments required to have been made by the Company or any entity (whether or not incorporated) that is treated as a single employer with the Company under section 414 of the Code (a "COMPANY ERISA AFFILIATE") with respect to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been made in all material respects or will be timely made and all such amounts properly accrued through the date of this Agreement have been reflected in the financial statements of the Company included in the Company SEC Documents.

                  (iv) QUALIFICATION; COMPLIANCE. The terms of all Company Benefit Plans that are intended to be "qualified" within the meaning of section 401(a) of the Code have been determined by the IRS to be so qualified or the applicable remedial periods will not have ended prior to the Effective Time of the Merger. Except as disclosed in SECTION 3.1(v)(iv) of the Company Disclosure Schedule, no event or condition exists or has occurred that could cause the IRS to disqualify any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Except as disclosed in SECTION 3.1(v)(iv) of the Company Disclosure Schedule, with respect to each Company Benefit Plan, the Company and each Company ERISA Affiliate are in compliance in all material respects with, and each Company Benefit Plan and related source of benefit payment is and has been operated in compliance in all material respects with, its terms, all applicable laws, rules and regulations governing such plan or source, including, without limitation, ERISA, the Code and applicable local law. To the Knowledge of the Company, except as set forth in SECTION 3.1(v)(iv) of the Company Disclosure Schedule, no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the IRS, the DOL, or any other federal, state, or local governmental entity or is scheduled to be subject to such an audit investigation or proceeding.

                  (v) LIABILITIES. With respect to each Company Benefit Plan, to the Knowledge of the Company, there exists no condition or set of circumstances that could subject the Company or any Company ERISA Affiliate to any liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to or under any such plan or under any indemnity agreement to which the Company or any Company ERISA Affiliate is a party), which liability, excluding liability for benefit claims and funding obligations, each payable in the ordinary course, could reasonably be expected to have a Material Adverse Effect on the Company. No claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened, by or against and Company Benefit Plan or the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits in the ordinary course) that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (vi) RETIREE WELFARE PLANS. Except as disclosed in SECTION 3.1(v)(vi) of the Company Disclosure Schedule, no Company Benefit Plan that is a "welfare benefit plan" (within the meaning of section 3(1) of ERISA) provides benefits for any retired or former employees (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other applicable state or local law that specifically mandates continued health coverage).

                  (vii) PAYMENTS RESULTING FROM MERGER. Except as disclosed in SECTION 3.1(v)(vii) of the Company Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or in conjunction with another event, including termination of employment) result in (A) any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any Company Beneficiary or to the trustee under any "rabbi trust" or similar arrangement, or (B) any benefit under any Company Benefit Plan being established or increased, or becoming accelerated, vested or payable.

                  (viii) DEFINED BENEFIT PENSION PLANS. Neither the Company nor any entity that was at any time during the six-year period ending on the date of this Agreement a Company ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any plan that is or was a pension plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

         (w)      EMPLOYMENT MATTERS.

                  (i) Neither the Company nor any of its Subsidiaries is subject to or bound by any labor agreement or collective bargaining agreement, there is no labor dispute, grievance, controversy, strike or request for union representation pending or to the Knowledge of the Company threatened against the Company or any of its Subsidiaries relating to or affecting the business or operations of the Company or any of its Subsidiaries.

                  (ii) Attached hereto as SECTION 3.1(w) of the Company Disclosure Schedules is a true and complete list of all outstanding offers of employment with the Company or any Subsidiary (oral or written) to any person other than call center employees or other hourly wage employees (the "OFFER LETTERS"). The Company has provided to EarthLink a copy of all such outstanding written Offer Letters and a summary of all material terms of oral Offer Letters.

         (x) NO EXCESS PARACHUTE PAYMENTS. No amount that could be received either in cash or property or the vesting of property as a result of any of any transaction contemplated by this Agreement, either alone or in conjunction with another event, including termination of employment, by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

         (y) ENVIRONMENTAL MATTERS. (i) The business and operations of the Company and its Subsidiaries are being conducted in compliance in all material respects with all limitations, restrictions, standards and requirements established under all environmental laws, (ii) no facts or circumstances exist that impose, or, to the Company's Knowledge, with the passage of time, notice, cessation of operations or otherwise will impose, on the Company or any of its Subsidiaries an obligation under environmental laws to conduct any removal, remediation or similar response action, at present or in the future, (iii) there is no obligation, undertaking or liability arising out of or relating to environmental laws that the Company or any of its Subsidiaries has agreed to, assumed or retained, by contract or otherwise, or that has been imposed on the Company or any of its Subsidiaries by any writ, injunction, decree, order or judgment, and (iv) there are no actions, suits, claims, investigations, inquiries or proceedings pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries that arise out of or relate to environmental laws.

         (z)      TITLE TO AND CONDITIONS OF PROPERTIES.

                  (i) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its properties and assets purported to be owned by it in the Company SEC Documents, except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate do not and will not materially interfere with its ability to conduct its business as currently conducted. Except as set forth on
         SECTION 3.1(z) of the Company Disclosure Schedule, all such assets and properties, other than assets and properties in which the Company or any of the Subsidiaries has leasehold interests, are free and clear of all Liens, other than those set forth in the Company SEC Documents and except for minor Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company or any of its Subsidiaries to conduct business as currently conducted or as reasonably expected to be conducted.

                  (ii) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Except as set forth in SECTION 3.1(z) of the Company Disclosure Schedules, each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

                  (iii) Except as set forth on SECTION 3.1(z) of the Company Disclosure Schedule, to the Knowledge of the Company, the buildings and premises of the Company and each of its Subsidiaries that are used in its business are in reasonably good operating condition and in a state of reasonably good maintenance and repair, normal wear and tear excepted, and are reasonably adequate and suitable for the purpose for which they are currently being used, and have access to adequate utility services necessary for the conduct of the business. All items of operating equipment of the Company and its Subsidiaries are in reasonably good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted.

         (aa) UNDISCLOSED LIABILITIES. Except as set forth in the Company SEC Documents or SECTION 3.1(aa) of the Company Disclosure Schedule (and other than those directly incurred in connection with the execution of this Agreement), at the date of the most recent audited financial statements of the Company included in the Company SEC Documents, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

         (bb) INSURANCE. SECTION 3.1(bb) of the Company Disclosure Schedule accurately lists in reasonable detail all insurance policies maintained by the Company. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company and each of its Subsidiaries, and the transactions contemplated hereby will not materially adversely affect such coverage.

         (cc) FULL DISCLOSURE. No representation or warranty made by the Company or any Subsidiaries contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company or any Subsidiaries to EarthLink in, or pursuant to the provisions of, this Agreement (including the Company Disclosure Schedule), contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

         (dd)     [reserved]

         (ee) SEVERANCE PAYMENTS. Attached hereto as SECTION 3.1(ee) of the Company Disclosure Schedules is a true and complete list of the Company's and its Subsidiaries' salaried employees with severance pay arrangements and the total amount of potential severance payments for each such person (the "SALARY/SEVERANCE LIST"). Such list sets forth the employee's name, total amount of potential severance pay and other related information. From the date of this Agreement through the Effective Time of the Merger, the Company's and Subsidiaries' total aggregate future "Qualified Severance Expenditures" (as defined herein) (whether paid, incurred or accrued prior to the Effective Time of the Merger--"Paid") for severance and all similar payments to employees identified on the Salary/Severance List shall not exceed $1,700,000 (the "SEVERANCE LIMIT"). For purposes hereof, a "Qualified Severance Expenditure" shall mean any severance payment or expenditure Paid by the Company to persons from the Salary/Severance List that have declined a comparable job offer from EarthLink. The Severance Limit shall not include any severance payments by the Company or its Subsidiaries related to its or their ongoing reduction in force and reserved for on the Company's consolidated balance sheet as of March 31, 2001.

         (ff) WARN ACT. In connection with the Company's planned reductions in workforce and terminations of employees pursuant to its Integration Plan or otherwise, the Company has complied and will comply in all material respects with its obligations under the Worker Adjustment and Retraining Notification Act (29 U.S.C. Section 2101 et seq.), and all applicable regulations all similar state laws.

         (gg) EARNOUT PAYMENTS. SECTION 3.1(gg) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all the Company's and Subsidiaries' `earnout' and similar payment obligations and receivables of every type, related to prior acquisitions or otherwise (the "EARNOUTS"). No such Earnouts require the Company or any Subsidiary to issue capital stock, options, warrants or other types of securities in connection therewith.

SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF EARTHLINK AND COMBINATION COMPANY. EarthLink and the Combination Company each represents and warrants to, and agrees with, the Company as follows, except as expressly contemplated by this Agreement:


         (a) ORGANIZATION; STANDING AND POWER. EarthLink and Combination Company are each respectively corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have the requisite corporate power and authority to carry on their respective businesses as now being conducted. EarthLink and Combination Company are each respectively duly qualified to do business and are in good standing in each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing would not have a Material Adverse Effect on EarthLink and its Subsidiaries, taken as a whole. Combination Company was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date of this Agreement, except for obligations or liabilities incurred in connection with the transactions contemplated hereby, the Combination Company has no material assets or liabilities of any type.

         (b) CAPITAL STRUCTURE. The authorized capital stock of EarthLink consists of 300,000,000 shares of EarthLink Common Stock, $.01 par value, and 100,000,000 shares of preferred stock, $.01 par value ("EARTHLINK PREFERRED STOCK"). As of March 31, 2000, 118,174,099 shares of EarthLink Common Stock were issued and outstanding, and 16,734,057 shares of EarthLink Preferred Stock were issued and outstanding. In addition, as of the date hereof, a total of 20,350,000 shares of common stock are reserved for issuance under EarthLink's Stock Incentive Plan and Stock Option Plan for Non-Employee Directors. All outstanding shares of capital stock of EarthLink are validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of EarthLink Common Stock to be issued pursuant to the terms of this Agreement and upon exercise of any converted Company Options and Warrants have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable and not subject to preemptive rights. Such shares of EarthLink Common Stock will, when issued, be registered under the Securities Act and the Exchange Act and will, when issued, be approved for trading on Nasdaq-National Market. The authorized capital stock of Combination Company consists of 10,000 shares of common stock, $.01 par value, and no shares of preferred stock, $.01 par value. As of the date of this Agreement, ten (10) shares of Combination Company common stock are issued and outstanding in the name of EarthLink, and no other shares of capital stock of Combination Company are issued and outstanding. All outstanding shares of capital stock of Combination Company are validly issued, fully paid and nonassessable and not subject to preemptive rights.

         (c) AUTHORITY; NON-CONTRAVENTION. The Board of Directors of EarthLink and Combination Company, respectively have approved the Merger and this Agreement and determined the Merger and this Agreement to be in the best interests of EarthLink and Combination Company and their respective stockholders. EarthLink and Combination Company, respectively, have the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EarthLink and the Combination Company and the consummation by EarthLink and Combination Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of EarthLink and Combination Company, respectively. This Agreement has been duly and validly executed and delivered by EarthLink and Combination Company and constitutes a valid and binding obligation of EarthLink and Combination Company, respectively, enforceable against EarthLink and Combination Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally,
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (iii) the enforceability of any indemnification provision contained herein may be limited by applicable federal or state securities laws. The execution, delivery and performance of this Agreement by EarthLink does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of or any default under or give rise to a right of termination, cancellation or acceleration with respect to (i) the Amended and Restated Certificate of Incorporation or the Bylaws of EarthLink or any provision of the comparable organizational documents of Combination Company or any of their Subsidiaries, (ii) any material: contract, loan, note, bond or other evidence of indebtedness, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to EarthLink or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), for any immaterial defaults, conflicts or violations. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required by or with respect to EarthLink or any of its Subsidiaries in connection with the execution and delivery of this Agreement by EarthLink or the consummation by EarthLink of the transactions contemplated hereby, except for (i) the filing by EarthLink of a pre-merger notification and report form under the HSR Act and the expiration or termination of the waiting period thereunder, (ii) the filing with the SEC of (A) the Proxy Statement, (B) the Registration Statement (as defined in SECTION 5.1(b)), and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, and (iii) the filing of the Certificate of Merger with and approval by the Delaware Secretary of State with respect to the Merger as provided in the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect on EarthLink and its Subsidiaries, taken as a whole. No vote of the stockholders of EarthLink is necessary or required to approve or consummate any of the transactions contemplated hereby. The affirmative vote of EarthLink as the sole stockholder of Combination Company, is the only vote of the holders of any class or series of capital stock of Combination Company necessary to approve the transaction contemplated hereby.

         (d) SEC DOCUMENTS. EarthLink, EarthLink Network, Inc., a Delaware corporation ("OLD EARTHLINK") and MindSpring Enterprises, Inc., a Delaware corporation ("MINDSPRING"), each has filed all required reports, schedules, forms, statements and other documents with the SEC as follows: for EarthLink, since February 4, 2000, for Old EarthLink, since January 1, 1999 and for MindSpring, since January 1, 1999 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein collectively referred to herein as the "EARTHLINK SEC DOCUMENTS"). As of their respective dates, the EarthLink SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such EarthLink SEC Documents, and none of the EarthLink SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of EarthLink included in the EarthLink SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present the consolidated financial position of EarthLink and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein).

         (e) INFORMATION SUPPLIED. None of the information supplied or required to be supplied by EarthLink or Combination Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and
(ii) the Proxy Statement relating to the Company's Stockholders Meeting, at the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by EarthLink with respect to statements made or incorporated by reference contained in or omitted from any of the foregoing documents based on information supplied or required to be supplied by the Company for inclusion or incorporation by reference therein. All documents that EarthLink is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         (f) BROKERS. Other than Donaldson, Lufkin & Jenrette Securities Corporation, no broker, investment banker or other Person is entitled to receive from EarthLink or any of its Subsidiaries any investment banking, broker's, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby, including any fee for any opinion rendered by any investment banker.

         (g) UNDISCLOSED LIABILITIES. Except as set forth in the EarthLink SEC Documents, at the date of the most recent audited financial statements of EarthLink included in the EarthLink SEC Documents neither EarthLink nor any of its Subsidiaries had, and since such date neither EarthLink nor any of such Subsidiaries has incurred (except in the ordinary course of business), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), required by generally accepted accounting principles to be set forth on a financial statement or in the notes thereto or which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on EarthLink and its Subsidiaries, taken as a whole.

         (h) LITIGATION. Except as disclosed in the EarthLink SEC Documents, (x) there is no material claim, suit, action, proceeding or investigation pending or, to EarthLink's Knowledge, threatened against or affecting EarthLink, the Combination Company or any of their Subsidiaries, and
(y) there is no claim, suit, action, proceeding or investigation pending or, to EarthLink's Knowledge, threatened against or affecting EarthLink that could prevent or materially delay the ability of EarthLink or the Combination Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against EarthLink or the Combination Company or any of their Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (i) OPINION OF EARTHLINK FINANCIAL ADVISORS. EarthLink's Board of Directors has received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that, as of the date of this Agreement, the aggregate consideration, which includes cash consideration and EarthLink stock consideration (based on the closing stock price of EarthLink Common Stock on June 7, 2000), to be paid by EarthLink (excluding any consideration to be paid to stockholders of the Company who perfect their appraisal rights under Delaware law) pursuant to this Agreement is fair to EarthLink from a financial point of view.

         (j) FULL DISCLOSURE. No representation or warranty made by EarthLink or any Subsidiary of EarthLink contained in this Agreement, and no statement contained in any certificate or schedule furnished to or to be furnished by EarthLink or any Subsidiary of EarthLink contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

         (k) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the EarthLink SEC Documents, since February 4, 2000, EarthLink has conducted its business only in the ordinary course of business consistent with past practice, and there has not been (i) as of the date hereof, any changes events or conditions with respect to EarthLink that has had or is reasonably likely to have a Material Adverse Effect on EarthLink and its Subsidiaries, taken as a whole; (ii) any amendment of any material term of any outstanding equity security of EarthLink or any Subsidiary; (iii) any material damage, destruction, loss, whether or not covered by insurance; or (iv) any change in accounting methods, principles or practices by EarthLink materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1. CONDUCT OF BUSINESS OF THE COMPANY.

         (a) INTEGRATION; ORDINARY COURSE. In furtherance of integrating the Company and its Subsidiaries with EarthLink (the "OM INTEGRATION"), prior to the Effective Time of the Merger, the Company and its Subsidiaries shall provide to EarthLink and its representatives reasonable and full access (during business hours and upon reasonable advance notice) to the Company's and Subsidiaries' facilities, systems, records, employees (all levels and types) and other personnel as requested by EarthLink. The Company and EarthLink agree to cooperate and communicate in good faith in all aspects of the OM Integration, with principal goals of facilitating the integration of the Company's and Subsidiaries' operations into EarthLink and to minimize the Company's potential contractual default/breaches, costs and other problems arising as a result of the Merger. As part of the OM Integration, the Company and Subsidiary representatives shall cooperate and work in good faith with EarthLink representatives and take commercially reasonable actions in order to identify, minimize and if possible eliminate potential violations (related to or caused by the Merger) of the Company's and Subsidiaries' contracts, agreements and leases, including without limitation working directly with the Company's and Subsidiaries' vendors and other contractual parties for these purposes.

         As has been disclosed to EarthLink, the Company and its Subsidiaries are currently engaged in a series of integration steps whereby the Company's Subsidiaries and regional operations are to be integrated into the Company's national Internet service plan pursuant to the Company's Integration Plan as provided in writing to EarthLink (the "INTEGRATION PLAN"). During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise specifically contemplated by the terms of this Agreement or as set forth in the Company Disclosure Schedules), the Company shall and shall cause its Subsidiaries to carry on the Company's Integration Plan and their respective businesses in the usual, regular and ordinary course consistent with the Integration Plan and in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them, in each case consistent with past practice in the ordinary course of business to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time of the Merger. The Company shall use its best efforts to sell, transfer or otherwise dispose of its leasehold and other interests in that certain airplane currently leased by the Company.

         In connection with the Integration Plan, without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Disclosure Schedules, from the date hereof until the Effective Time of the Merger, without prior approval from EarthLink in accordance with the following "APPROVAL Mechanism", the Company shall not, and shall not permit any of its Subsidiaries of which it owns directly or indirectly more than 50% of the voting or equity interests in to take any of the actions set forth below (the "APPROVAL ITEMS"). The Approval Mechanism shall be as follows: for each proposed Approval Action set forth below, a Company representative (the President or his designee) shall contact EarthLink (the President or his designee) via telephone or email with the request and reasonable detail on the proposed Approval Item. EarthLink shall then have two (2) business days after receipt of such request to either approve or deny the proposed Approval Item, which decision shall be communicated by EarthLink to the Company via telephone or email. A lack of response to the Company by EarthLink as required by 5:00 p.m. on the second business day following the request shall be considered an approval for such request. The Approval Items, which are applicable to the Company and its Subsidiaries as appropriate, are as follows:

                  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company and immaterial dividends, distributions and other similar transactions involving existing Subsidiaries, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) (A) authorize, issue, deliver, sell, pledge or otherwise encumber any securities (equity or debt or otherwise) whatsoever, including without limitation, capital stock, common stock, preferred stock, notes, bonds, debentures and any other securities convertible into capital stock or other securities, including without limitation warrants, options or otherwise (other than pursuant to the Offer Letters, pursuant to Company Options outstanding on the date of this Agreement or pursuant to elections under the Stock Purchase Plan made prior to the date of this Agreement);

                  (iii) amend the Company's or any Subsidiaries' Articles/Certificate of Incorporation, Bylaws or other governing documents;

                  (iv) acquire or agree to acquire any business, corporation, partnership, association, joint venture, limited liability company or other entity or division thereof.


                  (v) incur any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except for (a) purchase money indebtedness, (b) capitalized leases or operating leases, and (c) such borrowings under the Company existing revolving credit facilities or letters of credit that would add additional outstanding indebtedness of the Company and its Subsidiaries on a consolidated basis of more than $100,000;

                  (vi) sell, lease, mortgage, pledge or grant a Lien on or otherwise encumber or dispose of any of its material properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, (B) immaterial liens not relating to the borrowing of money or the incurrence of any monetary obligation and (C) other immaterial transactions not in excess of $100,000 in the aggregate;

                  (vii) make any material election relating to Taxes or settle or compromise any material Tax liability;

                  (viii) adopt a plan of complete or partial liquidation of the Company or any of its Subsidiaries or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization; PROVIDED, HOWEVER, that in connection with the Company's

         Integration Plan, the Company's Subsidiaries or any one of them may merge into the Company or any other Company Subsidiary.

                  (ix) change any material accounting principle used by it, except as required by regulations promulgated by the SEC;

                  (x) fail to maintain insurance upon all its properties and with respect to the conduct of its business of such kinds and in such amounts as is current in effect;

                  (xi) accelerate the vesting schedule of any options, warrants or any other rights exercisable into capital stock of the Company or any Subsidiary (except to extent required by the Company's option agreements or warrants and the Company's Stock Option Plan existing on the date hereof);

                  (xii)    [reserved];

                  (xiii) authorize or make any payment to an Affiliate of the Company except in the ordinary course of business or pursuant to any agreement, arrangement or understanding existing on the date of this Agreement and disclosed in writing to EarthLink;

                  (xiv) authorize any cash expenditure for any reason that exceeds $100,000;

                  (xv) make any earnout or any similar type payments, except those set forth on SECTION 3.1(gg) of the Company Disclosure Schedule; and (xvi) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) CHANGES IN EMPLOYMENT ARRANGEMENTS. Except as may occur in connection with the merger of certain of the Company's 401(k) Plans occurring as part of the Integration Pan or as required by the Company's 401(k) Plans, neither the Company nor any of its Subsidiaries shall (except as may be required in order to give effect to the requirements of this Agreement) with respect to any Company or Subsidiary officer, employee, consultant or otherwise: (i) adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit or welfare of any employee, director or former director or employee, (ii) increase the compensation or any fringe benefits of any employee of the Company or any of its Subsidiaries, or, (iii) increase the compensation, bonus or fringe benefits of any employee or former employee or pay any benefit, PROVIDED, that the Company may increase the wage or salary of any employee only on the anniversary of their previous wage or salary increase, PROVIDED, that the aggregate of such wage or salary increases may not exceed 5% in total or 10% for any one individual.

         (c) SEVERANCE ARRANGEMENTS. Except as may occur in connection severance obligations set forth in SECTION 3.1(ee) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall grant, pay or agree to grant or pay any severance, termination or similar arrangement or otherwise modify or amend in any manner whatsoever (including without limitation an increase or acceleration of such benefits) any existing severance, termination or similar benefits, except as specifically permitted and as limited pursuant to the Salary/Severance List and SECTION 3.1(ee) hereof.

         Prior to the Effective Time of the Merger, the Company shall pay and discharge in full all its severance obligations set forth in the portion of
Section 3.1(ee) of the Company Disclosure Schedules described as "Previously Terminated Employees to whom the Company has Severance Obligations."

         (d) OTHER ACTIONS. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect.

         (e) COMPANY STOCK PURCHASE PLAN. Upon execution of this Agreement, the Company shall suspend in full (and shall not reactivate) the Company's Stock Purchase Plan effective as of the last day of the current Offering Period (as such term is defined in the Stock Purchase Plan), which day is July 31, 2000. Any rights to purchase Company Common Stock that are outstanding as of such date may be exercised in accordance with the terms of the Stock Purchase Plan. The Company shall not issue any Company Shares or any rights to acquire Company Shares under the Stock Purchase Plan prior to the Effective Time of the Merger (other than shares issued pursuant to elections existing under the Stock Purchase Plan on the date hereof), and shall terminate the Stock Purchase Plan in full as of the Effective Time of the Merger.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

SECTION 5.1. STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT; PREPARATION OF REGISTRATION STATEMENT.

         (a) The Company shall, as soon as practicable following the execution and delivery of this Agreement on a date to be agreed upon between EarthLink and the Company, which date shall be set taking into account the status of pending regulatory matters pertaining to the transactions contemplated hereby, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of approving the Merger, this Agreement and the transactions contemplated hereby. Unless withdrawn pursuant to this Agreement, the Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of the Merger. The Company and EarthLink shall coordinate and cooperate with respect to the timing of the Company Stockholders Meeting and shall endeavor to hold such meeting as soon as reasonably practical after the date hereof.

         (b) Promptly following the date of this Agreement, EarthLink shall prepare and file with the SEC, and the parties hereto shall cooperate and use their reasonable best efforts to prepare and file, a registration statement on Form S-4 (in which the Proxy Statement will be included), and any necessary amendments or supplements thereto relating to the registration under the Securities Act of the EarthLink Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT"). Each of the Company and EarthLink shall use its reasonable best efforts as promptly as practicable, subject to the setting of the date for the Company Stockholders Meeting as provided in SECTION 5.1(a), to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and EarthLink will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. EarthLink shall also take such reasonable actions (other than qualifying to do business in any jurisdiction in which it is not now so qualified) as may be required to be taken under any applicable state securities laws in connection with the issuance of EarthLink Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Shares and rights to acquire Company Shares pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The Company and EarthLink will notify each other promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement, the Registration Statement or for additional information and will supply each other with copies of all correspondence between the Company or EarthLink, respectively, or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement or the Merger. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement will be made by EarthLink without the Company's prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the Company the reasonable and adequate opportunity to review and comment thereon. EarthLink shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or when any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of EarthLink Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time of the Merger any information relating to the Company or EarthLink, or any of their respective Affiliates, officers or directors, should be discovered by the Company or EarthLink which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and EarthLink. EarthLink shall, prior to the Closing Date file with Nasdaq a Notification for Additional Listing of Shares providing for inclusion for quotation on Nasdaq-National Market of the shares of EarthLink Common Stock issuable in connection with the Merger and upon the exercise of any Company Options and Noteholder Warrant converted or replaced pursuant to this Agreement and shall use its reasonable best efforts to cause the shares of EarthLink Common Stock issuable in connection with the Merger and upon the exercise of any Company Options and Noteholder Warrant converted pursuant to this Agreement to be approved for quotation on Nasdaq-National Market, subject to official notice of issuance, prior to the Closing Date.

         (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement.

SECTION 5.2. ACCESS TO INFORMATION. Upon reasonable notice, the Company and EarthLink shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during normal business hours during the period from the date hereof to the Effective Time of the Merger, to all of its properties, books, contracts, commitments and records, and during such period, each of the Company and EarthLink shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Exchange Act or the Securities Act (including all comment letters from the staff of the SEC) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that notwithstanding the foregoing provisions of this SECTION 5.2 or any other provision of this Agreement, neither the Company nor EarthLink shall be required to provide to the other party any information that is subject to a confidentiality agreement and that relates primarily to a party other than the Company, EarthLink or any Subsidiary or former Subsidiary of the Company or EarthLink. Each of the Company and EarthLink agrees that it will not, and it will cause its respective representatives not to, use any information obtained pursuant to this SECTION 5.2 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality and Standstill Agreement dated May 24, 2000 (the "CONFIDENTIALITY AGREEMENT"), by and between the Company and EarthLink, shall apply with respect to information furnished by the Company, EarthLink and their respective Subsidiaries and representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement and that the provisions hereof shall supersede all provisions of the Confidentiality Agreement in the event of a conflict.

SECTION 5.3. REASONABLE EFFORTS; NOTIFICATION.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this SECTION 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity,
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments (including any required supplemental indentures) necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, neither party shall be required to agree to any consent, approval or waiver that would require such party to take an action that would impair the value that such party reasonably attributes to the Merger and the transactions contemplated thereby. In connection with and without limiting the foregoing, each of the Company and EarthLink and its respective Board of Directors shall
(i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action reasonably necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

         (b) The Company shall give prompt notice to EarthLink, and EarthLink shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

         (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement, but in no event later than fifteen (15) calendar days after the date hereof. Each of the parties agrees to use reasonable best efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

                  (ii) Except as otherwise required by United States regulatory considerations, the Company and EarthLink will each furnish to the other, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) (collectively, "HSR DOCUMENTS") between the Company and EarthLink, respectively, or any of their respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, with respect to this Agreement or the Merger; PROVIDED, HOWEVER, that (x) with respect to documents and other materials filed by or on behalf of either the Company or EarthLink, with the Antitrust Division of the Department of Justice, the Federal Trade Commission, or any state attorneys general that are available for review by the other party, copies will not be required to be provided to such other party, and (y) with respect to any HSR Documents (1) that contain any information which, in the reasonable judgment of Hogan & Hartson L.L.P., on behalf of the Company, and Hunton & Williams, on behalf of EarthLink, should not be furnished to the Company or EarthLink, as applicable, because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company or EarthLink, as applicable, to furnish any such HSR Documents to the other party, shall be satisfied by the delivery of such HSR Documents on a confidential basis to such party's counsel pursuant to a confidentiality agreement in form and substance reasonably satisfactory to each party.

                  (iii) Nothing contained in this Agreement shall be construed so as to require EarthLink or the Company, or any of their respective Subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any material assets or businesses of EarthLink, the Company or the Surviving Corporation (or to require EarthLink, the Company or any of their respective Subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under SECTION 5.4(a) to use reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this SECTION 5.4(c).

SECTION 5.4. FEES AND EXPENSES. Except as provided in ARTICLE VIII, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; PROVIDED, that in connection with the actions contemplated in SECTION 5.1 hereof, (a) EarthLink and the Company shall each be responsible for 50% of the fees related to the financial printer, printing and mailing of the Proxy Statement, (b) the SEC and blue sky registration fees and Nasdaq listing fees shall be paid by EarthLink, and (c) each party shall pay the filing fee related to its Hart-Scott-Rodino filings and clearance. The Company has delivered to EarthLink an estimate of the fees and expenses to be incurred by the Company in connection with this Agreement and the transactions contemplated hereby.

SECTION 5.5. PUBLIC ANNOUNCEMENTS. EarthLink and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from stockholders and may respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and each party may make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

SECTION 5.6. AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other Person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

SECTION 5.7. OTHER ACTIONS. Except as contemplated by this Agreement, neither EarthLink nor the Company shall, and neither shall permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied.

SECTION 5.8. RETENTION PLAN. The Company and EarthLink shall cooperate and communicate in good faith on a plan for retaining key Company employees.

SECTION 5.9. INDEMNIFICATION.

         (a) EarthLink agrees that all rights to indemnification (including rights to advancement of expenses) and exculpation for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the "INDEMNIFIED PARTIES") as provided in their respective certificates of incorporation or bylaws and indemnity agreements shall survive the Merger, and the Surviving Corporation shall continue such indemnification rights in full force and effect in accordance with their terms and be financially responsible therefor. EarthLink shall maintain and continue for a period of five (5) years from the Effective Time of the Merger any directors and officers insurance policies in place at the Company as of the Effective Time of the Merger, PROVIDED, that EarthLink shall not have to pay more than 150% of the current annual policy premiums.

         (b) The obligations under this SECTION 5.9 shall not be terminated, modified or assigned in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party. The provisions of this SECTION 5.9 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his heirs and his representatives. This SECTION 5.9 shall be binding upon all successors and assigns of the Company, EarthLink and the Surviving Corporation.

SECTION 5.10. BLUE SKY. EarthLink shall use reasonable efforts to obtain prior to the Closing Date any necessary permits and approvals under all applicable state securities or blue sky laws required to permit the distribution of the shares of EarthLink Common Stock to be issued in connection with the Merger and upon exercise of the assumed Company Options assumed or converted pursuant to this Agreement.

SECTION 5.11. COMBINATION COMPANY.

         EarthLink shall cause Combination Company to approve and adopt, and to perform its obligations in accordance with, this Agreement and shall take any and all steps reasonably necessary to cause Combination Company to effect the transactions contemplated hereby.

SECTION 5.12. [Reserved]




SECTION 5.13. EXEMPTION FROM LIABILITY UNDER SECTION 16(b). The Board of Directors of EarthLink, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time of the Merger providing that the receipt by the Company Insiders of EarthLink Common Stock or other equity securities of EarthLink pursuant to the Merger or the other transactions contemplated hereby and, to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. "SECTION 16 INFORMATION" shall mean information accurate in all respects regarding the Company Insiders, the number of shares of EarthLink Common Stock or other EarthLink equity securities to be acquired by each such Company Insider in connection with the Merger and other transactions contemplated by this Agreement. "COMPANY INSIDERS" shall mean those officers and directors of the Company who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of EarthLink in conjunction with this Merger.

SECTION 5.14. EMPLOYEE MATTERS.

         Each of the employee benefit plans of the Company and each of its Subsidiaries shall be terminated prior to or concurrent with the Effective Time of the Merger, including without limitation all stock option plans, 401(k) and health plans. All employees that join EarthLink after the Merger will be eligible to participate in all of EarthLink's employee benefit plans that are generally available to all other EarthLink employees, and EarthLink shall make such participation available at Closing.

                                   ARTICLE VI


                              CONDITIONS PRECEDENT

SECTION 6.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

         (b) NASDAQ. The shares of EarthLink Common Stock issuable to the Company's stockholders pursuant to the Merger and issuable upon exercise of the Company Options and any Noteholder Warrants converted pursuant to this Agreement shall have been approved for trading and included for quotation on the Nasdaq-National Market prior to or simultaneous with the Effective Time of the Merger, subject to official notice of issuance.

         (c) HSR ACT; OTHER APPROVALS. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all filings required to be made prior to the Effective Time of the Merger with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time of the Merger from, any governmental entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations could not reasonably be expected to have a Material Adverse Effect on the Company or EarthLink (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; PROVIDED, HOWEVER, that the parties hereto shall, subject to SECTION 5.3, use reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

         (e) REGISTRATION STATEMENT EFFECTIVENESS. The Registration Statement shall have become effective under the Securities Act prior to the mailing of the Proxy Statement, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn; and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the SEC.

         (f) BLUE SKY FILINGS. There shall have been obtained any and all material permits, approvals and consents of securities or "blue sky" authorities of any jurisdiction that are necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance in all material respects with applicable laws.

SECTION 6.2. CONDITIONS OF EARTHLINK. The obligation of EarthLink to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) COMPLIANCE. The agreements and covenants of the Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and EarthLink shall have received a certificate dated the Closing Date and executed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

         (b) CERTIFICATIONS. The Company shall have furnished EarthLink with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the stockholders of the Company.

         (c) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Company and its Subsidiaries contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality and/or the phrase `Material Adverse Effect', in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, and EarthLink shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by the chief executive officer or the chief financial officer of the Company.

         (d) COMPANY AFFILIATE LETTERS. Prior to executing this Agreement, EarthLink shall have received an Affiliate Letter (as defined below) from each such Person selected by EarthLink that may be "affiliates" of the Company, within the meaning of Rule 145 of the SEC pursuant to the Securities Act. The Affiliate Letters shall contain various undertakings in form satisfactory to EarthLink that no shares of EarthLink Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act (an "AFFILIATE LETTER").

         (e) CONSENTS; RELATED MATTERS. EarthLink shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as are reasonably necessary in connection with the transactions contemplated hereby have been obtained, except such licenses, permits, consents, approvals, authorizations, qualifications and orders which are not, individually or in the aggregate, material to the Surviving Corporation and its Subsidiaries, taken as a whole, or the failure of which to have received would not (as compared to the situation in which such license, permit, consent, approval, authorization, qualification or order had been obtained) have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger.

         (f) NO LITIGATION. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other Person any pending suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from EarthLink or any of its Subsidiaries any damages that are material in relation to EarthLink and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its Subsidiaries of any material portion of the business or assets of the Company, EarthLink or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EarthLink or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or
(iii) seeking to prohibit the Surviving Corporation or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its respective Subsidiaries.

         (g) RESIGNATIONS. EarthLink shall have received written resignations from all corporate officers and directors of the Company, and from all directors of each Subsidiary resigning from their positions in such capacities as of the Effective Time of the Merger.

         (h) NOTE TERMINATION. The Company shall have consummated in full the Note and Warrant Termination and all of the transactions contemplated by the Note and Warrant Termination Agreement, including without limitation the full satisfaction of the conditions and obligations of each party thereto, and the full payment of amounts owed pursuant thereto and termination and release of all obligations between the parties thereto, and the Chief Executive Officer of the Company shall have delivered a certificate certifying all of the above.

         (i) TERMINATION OF AGREEMENTS; REPAYMENT OF SEVERANCE OBLIGATIONS. The following agreements to which the Company or any Subsidiary is a party shall have been cancelled prior to or simultaneous with the Effective Time of the
Merger: all registration rights agreements; all `lockup' agreements with the Company's stockholders; all consulting (management and otherwise) agreements of every type that expire after March 31, 2000; and all financial advisory and securities brokerage agreements of every type. The Company shall have paid and discharged in full its obligations pursuant to Section 4.1(c) hereof.

SECTION 6.3. CONDITIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) COMPLIANCE. The agreements and covenants of EarthLink and the Combination Company to be complied with or performed on or before the Closing Date pursuant to the terms hereof shall have been duly complied with or performed in all material respects and the Company shall have received a certificate dated the Closing Date on behalf of EarthLink and the Combination Company by the chief executive officer and the chief financial officer of EarthLink and the Combination Company to such effect.

         (b) CERTIFICATIONS AND OPINION. EarthLink shall have furnished the Company with a certified copy of a resolution or resolutions duly adopted by the Board of Directors or a duly authorized committee thereof of EarthLink and the Combination Company approving this Agreement and consummation of the Merger and the transactions contemplated hereby, including the issuance, listing and delivery of the shares of EarthLink Common Stock pursuant hereto;

         (c) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of EarthLink and Combination Company contained in this Agreement (other than any representations and warranties made as of a specific date) shall be true and correct in all material respects (except to the extent the representation or warranty is already qualified by materiality or the phrase "Material Adverse Effect," in which case it shall be true and correct in all respects) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except where the failure of such representation or warranty to be true and correct would not, individually or on an aggregate basis, have a Material Adverse Effect on EarthLink and its Subsidiaries taken as a whole, and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of EarthLink by the chief executive officer or the chief financial officer of EarthLink.

         (d) NO LITIGATION. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, the Surviving Corporation or any of their respective Subsidiaries any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Surviving Corporation or any of its Subsidiaries of any material portion of the business or assets of the Company, EarthLink or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, EarthLink or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to prohibit the Surviving Corporation or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.

         (e) REGISTRATIONS. EarthLink shall have filed a registration statement on Form S-8 ("S-8 REGISTRATION STATEMENT") or shall have amended an existing S-8 Registration Statement and shall have submitted all documents required by Nasdaq as required by SECTION 2.3(c) of this Agreement, and such S-8 Registration Statement or amendment thereto shall have become effective and the EarthLink Common Stock issuable on exercise of the converted Company Options and Noteholder Warrant shall be approved for quotation on Nasdaq, all as set forth in and required by SECTION 2.3 of this Agreement.

                                   ARTICLE VII


                        TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. TERMINATION. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger, whether before or after approval of this Agreement and the Merger by the stockholders of the Company;


         (a) by mutual written consent of EarthLink, Combination Company and the Company;

         (b)      by either EarthLink or the Company:

                  (i) if the stockholders of the Company fail to give any required approval of the Merger and the transactions contemplated hereby upon a vote at duly held meetings of stockholders of the Company or at any adjournment thereof;

                  (ii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger; or

                  (iii) if the Merger shall not have been consummated on or before October 30, 2000, PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time of the Merger to occur on or before such date.

         (c)      by EarthLink:

                  (i) if the Company (X) breaches in any material respect any of its representations or warranties herein such that the condition set forth in Section 6.2(c) not be satisfied within 20 calendar days following receipt by the Company of notice of breach, or (Y) fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement within 20 calendar days following receipt by the Company of notice of breach, if such failures result in or would reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole;

                  (ii)     if the Company breaches SECTION 8.1(a)(i);

                  (iii) if the Company fails to fully consummate the Note and Warrant Termination Agreement as set forth herein on or prior to the Effective Time of the Merger;

                  (iv) if, prior to the Effective Time of the Merger, the Company's Board of Directors shall have: (X) withdrawn, modified, amended or materially qualified in any respect adverse to EarthLink the recommendation of the Company's Board of Directors; (Y) failed to mail the Proxy Statement to its stockholders, or (Z) resolved to do any of the above;

                  (v) if, in response to the (X) commencement of any tender offer or exchange offer for 10% or more of the outstanding the Company Common Shares, or (Y) public announcement or disclosure of any Takeover Proposal, the Company failed to fully and unconditionally recommend rejection of such tender or exchange offer or reject such other Takeover Proposal (and publicly announce such rejection, in the case of Takeover Proposals which have been publicly disclosed or became publicly known) within ten (10) business days of such commencement, announcement or disclosure; or resolved to support or recommend any such Takeover Proposal, unless any of the foregoing are done or omitted to be done in compliance with and pursuant to SECTION 8.1(b) hereof;

                  (vi) if, prior to the Effective Time of the Merger, the Company shall have entered into a definitive agreement with respect to any Takeover Proposal, Superior Proposal or Subsequent Superior Proposal;

                  (vii)    as permitted pursuant to SECTIONS 8.1(b)(iii); and

                  (viii)   as permitted pursuant to SECTION 8.1(b)(vi).

         (d) by the Company, (i) if EarthLink breaches in any material respects any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement upon 20 calendar days notice of breach, which breach has not been cured within 20 calendar days following receipt by EarthLink of notice of breach, or (ii) if the Company receives a Takeover Proposal that the Company's Board of Directors by vote or resolution determines to constitute a Superior Proposal or a Subsequent Superior Proposal as set forth in SECTION 8.1(b) or enters into a definitive agreement with respect to a Superior Proposal or Subsequent Superior Proposal, PROVIDED that the Company has complied with its obligations under SECTIONS 8.1(b) AND 8.3.

SECTION 7.2. EFFECT OF TERMINATION.In the event of termination of this Agreement by either the Company or EarthLink as provided in SECTION 7.1, this Agreement shall forthwith become void and have no effect, without any current or future liability or obligation on the part of EarthLink or the Company, other than the confidentiality provisions of SECTION 5.2, the provisions of SECTION 8.3 and the provisions of
ARTICLE IX. Any termination of this Agreement pursuant to SECTION 7.1 hereof shall not relieve any party hereto for liabilities related to any breach of any of its representations, warranties, covenants or agreements in this Agreement, which right to recover damages shall be in addition to (and not exclusive of) any other remedy at law or in equity available to any party, including without limitation the Company Termination Fee set forth in SECTION 8.3 hereof.

SECTION 7.3. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; PROVIDED, HOWEVER, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.4. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of SECTION 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to SECTION 7.1, an amendment of this Agreement pursuant to SECTION 7.3 or an extension or waiver pursuant to SECTION
7.4 shall, in order to be effective, require in the case of EarthLink or the Company, action by its respective Board of Directors or the duly authorized designee of such Board of Directors.

                                  ARTICLE VIII

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

SECTION 8.1. NO SOLICITATION.

         (a)      RESTRICTED ACTIONS. Following the execution of this Agreement,
SECTION 8 in the Confidentiality Agreement shall be superseded by this SECTION 8.1(a). Except as subject to and specifically permitted under SECTION 8.1(b) (PROVIDED, that the actions described in SECTION 8.1(a)(i) below shall in no event ever be permitted under this Agreement), following the execution of this Agreement and before the Effective Time of the Merger, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor, agent or representative of the Company or any of its Subsidiaries (the "REPRESENTATIVES") to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Takeover Proposal (as defined below), (ii) enter into any agreement with respect to any Takeover Proposal,
(iii) seek to sell or otherwise dispose of shares of capital stock of the Company or any portion of the assets of the Company and its Subsidiaries outside of the ordinary course of business, to any third party, or enter into any agreements with any third party with respect to such a sale or disposition (unless approved by EarthLink in compliance with SECTION 4.1 hereof), (iv) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (v) take any such Takeover Proposal to the Company's Board of Directors or stockholders for consideration, except in accordance with SECTION 8.1 hereof. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor, agent or representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means (i) any proposal or offer, other than a proposal or offer by EarthLink or any of its Affiliates, for a merger, share exchange or other business combination involving the Company (excluding an acquisition by the Company or by a Subsidiary of the Company otherwise permitted to be made by the Company under this Agreement), (ii) any proposal or offer, other than a proposal or offer by EarthLink or any of its Affiliates, to acquire from the Company or any of its Affiliates in any manner, directly or indirectly, all or any portion voting or equity interest in the Company or the acquisition of a material amount of the assets of the Company and its Subsidiaries, taken as a whole, including an investment in or acquisition of securities of a Subsidiary of the Company, to the extent so material, or (iii) any proposal or offer, other than a proposal or offer by EarthLink or any of its Affiliates, to acquire from the stockholders of the Company by tender offer, exchange offer or otherwise all or any material portion of the Company Shares then outstanding.

         (b) PERMITTED ACTIONS. In the event that after the date of this Agreement, the Company receives a bona fide, unsolicited Takeover Proposal, subject to the last paragraph of this SECTION 8.1(b), the Company (including the Company's Board of Directors and the Company's Representatives, employees and agents, for purposes of this SECTION 8.1) may engage in the applicable activities set forth in SECTIONS 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv) and/or 8.1(a)(v) above (excluding taking the Takeover Proposal to the Company's stockholders - collectively, the "NEGOTIATION ACTIVITIES") as applicable and only as specifically permitted herein, including furnishing information to such third party, all within the following framework:

                  (i) the Company's Board of Directors shall have a 15 calendar day period following receipt by the Company of any such bona fide, unsolicited Takeover Proposal (the "INITIAL CONSIDERATION PERIOD") in which to engage in the actions permitted in SECTIONS 8.1(a)(iv) and 8.1(a)(v) (other than taking the

         Takeover Proposal to the Company's stockholders for approval) in order to determine if such Takeover Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that with respect to the activities set forth in
         SECTION 8.1(a)(iv), the Company may perform such activities only to determine whether or not such Takeover Proposal is a Superior Proposal, and shall not directly or indirectly participate in any negotiations with respect to such Takeover Proposal with the Person who has made such Takeover Proposal or such Person's representatives, employees or agents (the "OFFEROR") during the Initial Consideration Period, unless and until the Company's Board of Directors determines that such Takeover Proposal constitutes a Superior Proposal, as set forth below;

                  (ii) if within the Initial Consideration Period as provided above, the Company's Board of Directors, in good faith exercise of its fiduciary duties to the Company's stockholders, determines by resolution that such Takeover Proposal constitutes a Superior Proposal, then the Company's Board of Directors shall have a 15 calendar day period following the day on which the Company's Board of Directors makes such determination (the "NEGOTIATION PERIOD") in which to engage in the Negotiation Activities in order to negotiate and enter into a definitive agreement with respect to such Superior Proposal.

                  (iii) Upon determination that a Takeover Proposal constitutes a Superior Proposal as set forth above, then the Company shall so notify EarthLink pursuant to SECTION 8.1(c) hereof and EarthLink may in its discretion terminate this Agreement and abandon the Merger at any time during the Negotiation Period, but only if done so prior to receiving written notification by the Company that it has formally terminated negotiations with such Offeror, PROVIDED, HOWEVER, that notwithstanding any other provision of this Agreement, the Company shall not be required to pay the Company Termination Fee (including, without limitation, any fees or expenses of EarthLink) pursuant to
         SECTION 8.3 and SECTION 7.1(c)(vii) upon any such termination and abandonment by EarthLink;

                  (iv) if the Company does not enter into a definitive agreement with respect to such Superior Proposal within the Negotiation Period, the Company shall promptly reject and shall be deemed to have rejected such Superior Proposal and shall fully terminate and abandon its negotiations and discussions with such Offeror (a "TERMINATED SUPERIOR PROPOSAL)");

                  (v) if, after a Terminated Superior Proposal, the Company subsequently receives another bona fide, unsolicited Takeover Proposal from the same Offeror after the end of the Negotiation Period (a "SUBSEQUENT PROPOSAL"), and the Company's Board of Directors, in good faith exercise of its fiduciary duties to the Company's stockholders, determines by vote or resolution that such Subsequent Proposal is materially more favorable to the Company's stockholders from a financial point of view than such Offeror's prior Superior Proposal (a "SUBSEQUENT SUPERIOR PROPOSAL"), then the Company shall have a second 15 calendar day period following the day on which the Company's Board of

         Directors makes such determination (the "SUBSEQUENT NEGOTIATION PERIOD") in which to engage in the Negotiation Activities and enter into a definitive agreement with respect to such Subsequent Superior Proposal;

                  (vi) Upon such determination by the Company's Board of Directors that a Subsequent Proposal constitutes a Subsequent Superior Proposal, then the Company shall so notify EarthLink pursuant to
         SECTION 8.1(C) hereof and EarthLink may in its discretion terminate this Agreement and abandon the Merger at any time during the Subsequent Negotiation Period, but only if done so prior to receiving written notification by the Company that it has formally terminated negotiations with such Offeror, PROVIDED, HOWEVER, that the Company shall be required to pay the Company Termination Fee (including, without limitation, all fees or expenses of EarthLink) pursuant to
         SECTION 8.3 and SECTION 7.1(c)(viii) upon any such termination and abandonment by EarthLink; and

                  (vii) if the Company does not enter into a definitive agreement with respect to such Subsequent Superior Proposal within the Subsequent Negotiation Period, the Company and its Board of Directors shall promptly reject and shall be deemed to have rejected such Subsequent Superior Proposal and shall fully terminate and abandon its negotiations and discussions with such Offeror (a "TERMINATED SUBSEQUENT PROPOSAL");

PROVIDED, that the Company and its Representatives may engage in the activities set forth in SECTIONS 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv) and/or 8.1(a)(v) as applicable and as specifically permitted in this SECTION 8.1(b) only if (i) the Board of Directors of the Company determines in its good faith judgment, after consultation with outside legal counsel of the Company, that such action or activity is reasonably necessary in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law, (II) the Company has received from such third party Offeror an executed confidentiality agreement with terms regarding confidentiality not less favorable to the Company than those contained in the Confidentiality Agreement with EarthLink, and (III) the Company has fully and completely complied with all other provisions of
SECTION 8.1.

         (c) NOTICES. If the Company (a) receives a Takeover Proposal, or a request for nonpublic information relating to the Company (or any of its Subsidiaries) or for access to the properties, books or records of the Company (or any of its Subsidiaries) by any Person who is considering making or has made a Takeover Proposal, (b) determines that a Takeover Proposal constitutes a Superior Proposal, (c) determines to enter into a Negotiation Period, (d) enters into a definitive agreement with respect to a Takeover Proposal, Superior Proposal or a Subsequent Superior Proposal, (e) receives a Subsequent Proposal,
(f) determines that a Subsequent Proposal is a Subsequent Superior Proposal, and/or (g) determines to enter into a Subsequent Negotiation Period, the Company shall immediately inform EarthLink orally and shall as promptly as practicable (in any event within one (1) calendar day) inform EarthLink in writing of every such event, including terms and conditions of such Takeover Proposal, Superior Proposal or Subsequent Superior Proposal (any of such events, a "PROPOSAL") and the identity of the person making it, forwarding a copy of any written communications relating thereto. The Company will keep EarthLink fully informed on as prompt a basis as is practicable of the status and details of any such Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. The Company will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, except that it shall use its best efforts to cause any such parties in possession of confidential information about the Company (or its Subsidiaries) that was furnished by or on behalf of the Company (or its Subsidiaries) in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it (or its Subsidiaries) is a party. The Company shall ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banking firm or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this SECTION 8.1. Notwithstanding any other provision of this Agreement, nothing contained in this SECTION 8.1 shall prohibit the Board of Directors of the Company, only to the minimum extent required, from complying with the mandatory disclosure requirements of Rules 14e-2 and 14d-9 promulgated under the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder with regard to an any Proposal, after consultation with outside legal counsel; PROVIDED, that any recommendation by the Board of Directors other than to recommend rejection of such proposal shall be considered an immediate breach of this SECTION 8.1 and be deemed to be a "withdrawal" as provided in SECTION 7.1(c)(iv)(X) hereof.

         (d) TERMINATION OF NEGOTIATIONS. The Company agrees to cease and terminate immediately, and to cause its Representatives to cease and terminate immediately any negotiations (other than with EarthLink) with respect to any Takeover Proposal.

SECTION 8.2. TAKEOVER DEFENSES. The Company shall take such action with respect to any anti-takeover provisions in its Certificate of Incorporation or Bylaws, or afforded it by statute, to the extent necessary to consummate the Merger on the terms set forth in the Agreement.

SECTION 8.3. FEE AND EXPENSE REIMBURSEMENTS. In the event this Agreement is terminated pursuant to any of SECTION 7.1(b)(i), SECTION 7.1(c)(i), SECTION 7.1(c)(ii), SECTION 7.1(c)(iii), SECTION 7.1(c)(iv), SECTION 7.1(c)(v), SECTION 7.1(c)(vi) or SECTION 7.1(c)(viii) hereof, the Company agrees to pay to EarthLink in immediately available funds Nine Million Dollars ($9,000,000) PLUS reimbursement of all EarthLink Merger transaction expenses (including without limitation all legal, accounting and investment banking fees and expenses) (the "COMPANY TERMINATION FEE"); PROVIDED, HOWEVER, that if EarthLink terminates the Agreement pursuant to SECTION 7.1(c)(i), and the Company also terminates this Agreement pursuant to SECTION 7.1(d)(i), EarthLink shall nevertheless be entitled to the Company Termination Fee, PROVIDED FURTHER, that if the termination is pursuant to SECTION 7.1(b)(i) above, such fee shall be payable only if within 12 months after the date of termination of this Agreement, the Company shall have consummated (or entered into an agreement to consummate) an Alternative Transaction (as defined below). An "ALTERNATIVE TRANSACTION" shall mean (i) a merger, share exchange or other business combination or other transaction in which more than 25% of the voting securities of the Company or all or substantially all of the assets of the Company are acquired, including an investment in or acquisition of securities of a Subsidiary of the Company to the extent so material, or (ii) any acquisition from the stockholders of the Company by tender offer, exchange offer or otherwise of more than 25% of the outstanding Company Shares. The Company Termination Fee payable under this SECTION 8.3 shall be payable as a condition to the consummation of the Alternative Transaction. Payment of the Company Termination Fee shall be made within one (1) business day following: (x) for terminations pursuant to SECTIONS 7.1(c) hereof, the date of such formal written termination by EarthLink, and (y) for terminations pursuant to SECTION 7.1(b)(i), the date the Company closes the transaction contemplated by such definitive agreement for the Alternative Transaction. If the Company does not pay the Company Termination Fee within such permitted periods, the Company shall pay to EarthLink its costs and expenses (including legal fees and expenses) incurred in connection with any actions or lawsuits taken to collect such payment, together with interest on the amount of any unpaid fee and/or expense (at the published prime rate of Citibank, N.A. from the date such fee was required to be paid to the date of payment).

SECTION 8.4. CONFIDENTIALITY.

         (a) Neither the Company nor EarthLink shall issue any statement or communication to the public or press regarding the proposed Merger without the prior consent and approval of the other party, except as otherwise may be required by law or regulatory authorities.

         (b) If this Agreement is terminated pursuant to ARTICLE VIII by either the Company or EarthLink, the proposed terms of the Merger and all Merger related discussions shall remain confidential and shall not be disclosed to any person without the consent of the other party except as may be required by law or regulatory authorities.

         (c) Notwithstanding any other provision herein or in the Confidentiality Agreement, Sections 1 through 7, 9 and 10 of the Confidentiality Agreement shall remain in effect subsequent to the execution of this Agreement and shall continue to govern the confidentiality obligations of the parties with respect to the Evaluation Material (as therein defined). Except as set forth in this SECTION 8.4(c), the balance of the Confidentiality Agreement is hereby terminated.

                                   ARTICLE IX

                               GENERAL PROVISIONS

SECTION 9.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered by the Company or EarthLink pursuant to this Agreement shall survive the Effective Time of the Merger, except any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

SECTION 9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                  (a)               if to the Company, to

                                    OneMain.com, Inc.
                                    1860 Michael Faraday Dr., #200
                                    Reston, VA  20190
                                    Attention:  Kevin S. Lapidus
                                    Telephone:  703-375-3036
                                    Facsimile:  703-375-3160

                                    with a copy to:

                                    Hogan & Hartson L.L.P.
                                    Columbia Square
                                    555 13th Street, N.W.
                                    Washington, D.C.  20004-1109
                                    Attention: J. Hovey Kemp
                                    Telephone: (202) 637-5623
                                    Facsimile:  (202) 637-5910

                  (b)               if to EarthLink, to

                                    EarthLink
                                    1430 West Peachtree St., #400
                                    Atlanta, GA  30309
                                    Attention:  Chief Executive Officer
                                    With copy to:  General Counsel
                                    Telephone: 404-815-0770
                                    Facsimile:  404-892-7616
                                    with a copy to:

                                    Hunton & Williams
                                    Bank of America Plaza, Suite 4100
                                    600 Peachtree Street, N.E.
                                    Atlanta, Georgia 30308-2216
                                    Attention:  Scott M. Hobby
                                    Telephone:  (404) 888-4263
                                    Facsimile:  (404) 888-4190

SECTION 9.3. DEFINITIONS. For purposes of this Agreement:

         (a) an "AFFILIATE(S)" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

         (b) "FULLY DILUTED BASIS" means all issued and outstanding capital stock of the Company including all convertible securities, rights, options and warrants (calculated using the treasury method).

         (c) "KNOWLEDGE" means, with respect to any matter stated herein to be "to the Company's knowledge," or similar language, the knowledge of the officers of the Company, after due inquiry.

         (d) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any entity or group of entities, a material adverse effect individually or in the aggregate on the business, operations, assets, liabilities, financial condition or results of operations of such entity or group of entities taken as a whole, other than any change, circumstance or effect (i) relating to the economy or securities markets in general, (ii) relating to the industries in which the Company or EarthLink operate and not specifically relating to the Company or EarthLink, or (iii) resulting from the execution of this Agreement, the announcement of this Agreement and the transactions contemplated hereby or any change in the value, price or trading volume of Company or EarthLink Common Stock relating to such execution or announcement; PROVIDED, HOWEVER, that any breach, violation or failure of any of the following representations or warranties to be true and correct shall constitute an automatic Material Adverse Effect on the Company and its Subsidiaries taken as a whole under this Agreement (including without limitation for purposes of SECTIONS 6.2(c) and 6.3(c)):

         Section 3.1: (a), (b), (c), (d), (e), (h) except subsections (ii) and
(vi) thereof, (i), (j), (p), (u) and (aa).

         (e) "NASDAQ CLOSING PRICE" means the closing price of the common stock as quoted on the Nasdaq National Market System.

         (f) "PERSON" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity; and

         (g) a "SUBSIDIARY" of a Person means any corporation, partnership or other legal entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such first mentioned Person.

         (h) a "SUPERIOR PROPOSAL" means a Takeover Proposal that the Board of Directors of the Company, in its good faith judgment and after consultation with its financial advisors, believes is materially more favorable from a financial point of view to the stockholders of the Company than the proposal set forth in this Agreement.

SECTION 9.4. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

SECTION 9.5. COUNTERPARTS; FACSIMILE EXECUTION. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

SECTION 9.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) are not intended to confer upon any Person other than the parties any rights or remedies hereunder, except as otherwise specified herein.

SECTION 9.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.9. ENFORCEMENT OF THE AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of Georgia, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.10. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  IN WITNESS WHEREOF, EarthLink, Combination Company and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   EARTHLINK, INC.

                                   By:__________________________________________
                                   Name: _______________________________________
                                   Title: ______________________________________

                                   OM COMBINATION, INC.

                                   By:__________________________________________
                                   Name: _______________________________________
                                   Title: ______________________________________

                                   ONEMAIN.COM, INC.

                                   By:__________________________________________
                                   Name: _______________________________________
                                   Title: ______________________________________

                                     ANNEX A

                           PURCHASE PRICE CALCULATION


-------------------------------------------------------------------------------------------------------------------
                                                  Per Share Calculation Metrics
                 --------------------------------------------------------------------------------------------------
       EL Closing      Cash Consideration       Exchange       Equity Value        Closing Deal          Intrinsic
       Stock Price           Per Share           Ratio          Per Share        Value Per Share        Option Value
         $5.000                 $6.050           0.3559           $1.779                 $7.830         $2,600,599
         $6.000                 $6.041           0.3553           $2.132                 $8.173         $3,044,669
         $7.000                 $6.032           0.3548           $2.484                 $8.515         $3,490,291
         $8.000                 $6.024           0.3543           $2.835                 $8.858         $3,935,913
         $9.000                 $6.016           0.3539           $3.185                 $9.201         $4,385,201
        $10.000                 $6.009           0.3535           $3.535                 $9.544         $4,835,374
        $11.000                 $6.002           0.3531           $3.884                 $9.886         $5,285,547
        $12.000                 $5.996           0.3527           $4.233                $10.229         $5,735,720
        $13.000                 $5.991           0.3524           $4.581                $10.572         $6,190,416
        $14.000                 $5.985           0.3520           $4.929                $10.913         $6,662,191
        $15.000                 $5.979           0.3517           $5.276                $11.255         $7,133,966
        $16.000                 $5.974           0.3514           $5.623                $11.597         $7,611,131
        $17.000                 $5.969           0.3511           $5.969                $11.938         $8,089,381
        $18.000                 $5.965           0.3509           $6.315                $12.280         $8,568,341
        $19.000                 $5.960           0.3506           $6.661                $12.620         $9,073,006
        $20.000                 $5.955           0.3503           $7.005                $12.960         $9,602,560
        $21.000                 $5.949           0.3499           $7.348                $13.297        $10,189,166
        $22.000                 $5.942           0.3496           $7.690                $13.633        $10,823,953
        $23.000                 $5.936           0.3492           $8.031                $13.967        $11,477,798
        $24.000                 $5.930           0.3488           $8.371                $14.301        $12,160,406
        $25.000                 $5.921           0.3483           $8.708                $14.629        $12,976,137
        $26.000                 $5.913           0.3478           $9.044                $14.957        $13,798,729
        $27.000                 $5.905           0.3473           $9.378                $15.282        $14,675,069
        $28.000                 $5.896           0.3468           $9.711                $15.608        $15,562,866
        $29.000                 $5.887           0.3463          $10.043                $15.931        $16,506,631
        $30.000                 $5.879           0.3458          $10.374                $16.253        $17,476,013
        $31.000                 $5.869           0.3453          $10.703                $16.572        $18,501,266
        $32.000                 $5.860           0.3447          $11.030                $16.890        $19,582,508
        $33.000                 $5.850           0.3441          $11.356                $17.205        $20,716,921
        $34.000                 $5.840           0.3435          $11.680                $17.521        $21,855,416
        $35.000                 $5.831           0.3430          $12.005                $17.836        $22,995,362
        $36.000                 $5.822           0.3425          $12.329                $18.151        $24,137,837
        $37.000                 $5.813           0.3420          $12.653                $18.466        $25,287,642
        $38.000                 $5.805           0.3415          $12.976                $18.780        $26,444,914
        $39.000                 $5.797           0.3410          $13.298                $19.095        $27,613,198
        $40.000                 $5.789           0.3405          $13.620                $19.409        $28,782,864
        $41.000                 $5.781           0.3400          $13.942                $19.723        $29,953,942
        $42.000                 $5.773           0.3396          $14.263                $20.037        $31,125,047
        $43.000                 $5.766           0.3392          $14.585                $20.351        $32,296,908
        $44.000                 $5.759           0.3388          $14.906                $20.664        $33,468,836
        $45.000                 $5.752           0.3384          $15.226                $20.978        $34,640,765
        $46.000                 $5.746           0.3380          $15.547                $21.292        $35,812,693
        $47.000                 $5.739           0.3376          $15.867                $21.606        $36,986,438
        $48.000                 $5.733           0.3372          $16.187                $21.920        $38,171,371
        $49.000                 $5.721           0.3365          $16.490                $22.211        $39,910,257
        $50.000                 $5.708           0.3357          $16.787                $22.495        $41,839,830
-------------------------------------------------------------------------------------------------------------------